                                                    Filed Pursuant to Rule 424B4
                                                    Registration No. 333-35003

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 9, 1998)
--------------------------------------------------------------------------------
[GRAPHIC OMITTED]
                            2,000,000 Common Shares

                           COMPLETE MANAGEMENT, INC.

--------------------------------------------------------------------------------
All of the 2,000,000 common shares, par value $.001 per share (the "Common Shares"), offered hereby are being sold by Complete Management, Inc. (the "Company").

The Company's Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CMI". On February 9, 1998, the last reported sales price of the Common Shares on the NYSE was $10 13/16 per share. See "Price Range of Common Shares".

See "Risk Factors" on pages 3 to 10 of the accompanying Prospectus for a discussion of certain material factors that should be considered in connection with an investment in the Common Shares offered hereby.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR ACCOMPANYING PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                         Underwriting
                         Price to       Discounts and      Proceeds to
                          Public       Commissions (1)     Company (2)
--------------------------------------------------------------------------------
Per Share .........       $10.75            $0.70             $10.05
--------------------------------------------------------------------------------
Total (3) .........    $21,500,000       $1,400,000        $20,100,000
================================================================================

(1) The Company has agreed to indemnify Prudential Securities Incorporated (the "Underwriter") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting expenses payable by the Company estimated to be $700,000.

(3) The Company has granted the Underwriter a 30-day over-allotment option to purchase up to 300,000 additional Common Shares on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriter, the total Price to Public will be $24,725,0000, the total Underwriting Discounts and Commissions will be $1,610,000 and the total Proceeds to Company will be $23,115,000. See "Underwriting".

--------------------------------------------------------------------------------
The Common Shares are offered by the Underwriter subject to delivery by the Company and acceptance by the Underwriter, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the Common Shares to the Underwriter is expected to be made at the office of Prudential Securities Incorporated, through the facilities of The Depository Trust Company, on or about February 13, 1998.


                      Prudential Securities Incorporated


February 9, 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON SHARES, INCLUDING PURCHASES OF THE COMMON SHARES TO STABILIZE THE MARKET PRICE THEREOF, PURCHASES OF THE COMMON SHARES TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON SHARES MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and in the documents and financial statements incorporated therein by reference. Unless otherwise indicated, the information in this Prospectus Supplement assumes that the Underwriter's over-allotment option will not be exercised.


                                  The Company


     The Company provides physician practice management services to medical practices and hospitals located in the New York metropolitan area, particularly New York City, Long Island, the Hudson Valley region and portions of New Jersey and Connecticut. The Company's services range from managing all non-medical aspects of its full service clients' businesses to providing limited non-medical services to its partial service clients, such as billing and collection, transcription and temporary staffing. Additionally, the Company owns and provides administrative support for magnetic resonance imaging ("MRI") and other diagnostic imaging equipment at seven hospitals. The Company also owns Consumer Health Network, a preferred provider organization ("PPO") operating in New Jersey and, to a more limited extent, New York and Connecticut. Consumer Health Network is the largest PPO in New Jersey.

     At December 31, 1997, the Company's full service clients employed 201 physicians and other health care providers, its partial service clients employed approximately 1,100 physicians and other health care providers and Consumer Health Network had under contract approximately 13,040 physicians and other health care providers and 120 hospitals. As a result, the Company estimates that it provides services to more than 10% of the physicians in the New York metropolitan area. The Company does not, however, provide any type of medical, diagnostic or treatment services; rather, these services are provided by the Company's clients.

     The Company commenced operations in April 1993 when it entered into a management agreement with Greater Metropolitan Medical Services, P.C. ("GMMS"), a multi-specialty medical practice that specializes in the evaluation, diagnosis and treatment of injured patients. See "Business -- GMMS". In December 1995, simultaneous with its initial public offering, the Company merged with Medical Management, Inc. ("MMI"), a company that then had a common control group with the Company and owned and provided administrative support for MRI and other diagnostic imaging equipment to GMMS and others.

     In July 1996, the Company began an expansion program primarily focused on acquiring other physician practice management companies, entering into management agreements with new physician practices and assisting existing clients in acquiring other physician practices. The Company's acquisition strategy is to expand its client base of primary care practices and the specialty care practices to which they most often refer patients. Since July 1996, it has acquired five physician practice management companies serving 11 medical practices employing 74 physicians and other health care providers in New York City and Westchester, Orange, Putnam, Dutchess, Suffolk and Nassau counties of New York State and assisted and provided financing to existing clients in connection with their acquisitions of 24 practices employing 56 physicians and other health care providers in New York City, northern New Jersey, the Hudson Valley region and central New Jersey. Additionally, the Company has assisted its clients in expanding their practices by hiring 45 additional physicians and other health care providers. In order to expand its services offered, the Company has also acquired three medical billing and collection companies and Consumer Health Network.

     The Company believes that several attributes of the New York metropolitan area present an attractive growth opportunity for the Company. This market is one of the largest domestic healthcare markets and is highly fragmented with a substantial majority of the approximately 73,000 physicians in this market currently practicing alone or with one other physician. The Company believes that the primary force driving physicians to affiliate with large group practices similar to those managed by the Company or with physician practice management companies is the level of managed care penetration, because as managed care penetration increases, managed care organizations gain additional leverage to reduce physician reimbursement and seek capitation and other risk sharing arrangements. Although managed care penetration in New York has lagged behind the rest of the country, it has rapidly increased from 18.2% of the insured population in 1993 to 27.9% in 1996. In addition, the expiration of New York's Prospective Hospital Reimbursement Methodology regulations on January 1, 1997 now enables providers and third party payors to negotiate fees directly with hospitals. Prior to this change, only health maintenance organizations could negotiate discounts from mandated hospital reimbursement rates.

     The key elements of the Company's strategy are to: (i) focus on the New York metropolitan area market; (ii) increase the number of physicians employed by its full service clients through acquisitions and internal expansion; (iii) assist full service clients in developing multi-specialty practices offering a full range of ancillary tests and services; (iv) implement enterprise-wide advanced information systems; and (v) continue the expansion of Consumer Health Network throughout the New York metropolitan area. See "Business -- Growth Strategy".

     The Company believes that it can continue to attract full service clients by showing potential physician clients that, by entering into management agreements with the Company, they will have the opportunity to increase the profitability of their medical practices. This objective is achieved principally by expanding their capability to offer ancillary tests and services within their medical practices and by adding new specialists to their practices in order to capture a greater percentage of revenues generated from their existing patient bases. Additionally, the Company believes that, by providing the business, financial and marketing support required by medical practices, the Company reduces the burden on physicians of managing the business aspects of their practices, and thereby allows the physicians to focus greater attention on the care and treatment of patients. The Company also believes that its services should enable its clients to operate more profitably under discounted fee for service and capitated fee arrangements.

     The Company earns its fees from full service clients by managing the non-medical aspects of their medical practices, generally under 30-year management agreements. The Company's fees are based on its direct costs plus either a fixed fee or a percentage of such costs. The Company also receives hourly consulting charges, per use fees when MRI and other diagnostic imaging equipment is provided and, in the case of GMMS, reimbursement of a portion of the Company's corporate overhead expenses. Fixed and percentage fees are subject to periodic upward readjustment after one or two years based on specified formulae or procedures. The Company earns its fees from partial service clients primarily by providing billing and collection services for a fee based on a percentage of collections. Consumer Health Network earns fees from self-insured employer groups, union groups, insurance companies and other third party payors based on a percentage of the savings generated through use of its network. The Company's fees for owning and providing administrative support for MRI and other diagnostic imaging equipment are earned on the basis of a charge for each use of the equipment.

     On a pro forma basis to reflect the June 1997 acquisition of Consumer Health Network as if such acquisition had occurred on January 1, 1997, for the nine months ended September 30, 1997, 65.5% of the Company's revenues were generated by services, including diagnostic imaging services, provided to its full service clients; 17.6% were generated by services provided to its partial service clients; and 10.1% were generated by Consumer Health Network. The remainder of the Company's revenues was generated primarily by owning and providing administrative support for MRI and other diagnostic imaging equipment to hospitals.

     The executive offices of the Company are located at 254 West 31st Street, New York, New York 10001 (Tel. 212-273-0600).

                                  The Offering


Common Shares Offered Hereby ..............................   2,000,000 Common Shares

Common Shares to be Outstanding after the Offering (1).....   13,697,161 Common Shares

Use of Proceeds ...........................................   To repay $6,760,000 of the $10,000,000
                                                              owed under a revolving credit bank loan
                                                              due April 10, 1998; to repay $3,272,000
                                                              of the deferred portion of the purchase
                                                              price of certain acquisitions consum-
                                                              mated in the fourth quarter of 1997; and
                                                              for working capital and general corporate
                                                              purposes, including the Company's
                                                              acquisition program. See "Use of Pro-
                                                              ceeds".

NYSE Symbol ...............................................   CMI

-------------
(1) Represents the number of Common Shares outstanding as of January 31, 1998, as adjusted for the 2,000,000 Common Shares offered hereby. Excludes an aggregate of 7,903,269 Common Shares as of that date as follows: (i) up to 1,386,960 Common Shares issuable upon exercise of options granted under the Company's 1995 Stock Option Plan, as amended, at a weighted exercise price of $11.87 per share; (ii) 440,000 Common Shares issuable upon exercise of options granted to consultants at a weighted exercise price of $11.82 per share; (iii) 60,800 Common Shares reserved for issuance upon the exercise of warrants at a weighted exercise price of $13.70 per share;
    (iv) 193,000 Common Shares reserved for issuance upon exercise of warrants granted at an exercise price of $10.80 per share to representatives of the underwriters which participated in the Company's initial public offering in December 1995; (v) 249,940 Common Shares reserved for issuance upon exercise of warrants granted at an exercise price of $21.04 per share to the representative of the underwriters which participated in the Company's public offering in June 1996; (vi) 356,250 Common Shares reserved for issuance upon the exercise of warrants granted at an exercise price of $25.31 per share to the representative of the underwriters which participated in the Company's public offering in December 1996; (vii) 544,444 Common Shares reserved for issuance upon conversion of the 8% Convertible Subordinated Notes due March 20, 2001 at a conversion price of $9.00; (viii) 2,875,000 Common Shares reserved for issuance upon conversion of the 8% Convertible Subordinated Debentures due August 15, 2003 at a conversion price of $14.00; and (ix) 1,796,875 Common Shares reserved for issuance upon conversion of the 8% Convertible Subordinated Debentures due December 15, 2003 at a conversion price of $16.00.


                                  Risk Factors

     Investors should consider the material risk factors involved in connection with an investment in the Common Shares and the impact on investors of various events that could adversely affect the Company's business. See "Risk Factors" in the accompanying Prospectus.

                    Summary Financial Information Statement

Income Statement Data:


                                                    For the period
                                                  from April 1, 1993
                                                     (inception)
                                                                                                             Nine Months Ended
                                                                           Years Ended December 31,            September 30,
                                                   to December 31,    -----------------------------------  ----------------------
                                                         1993            1994        1995         1996        1996        1997
                                                 -------------------  ----------  ----------  -----------  ----------  ----------
                                                                  (dollars in thousands, except per share data)
 Revenues .....................................        $5,283          $ 10,654    $ 12,294    $ 33,158     $ 20,030    $53,358
 Interest discount (1) ........................          (865)           (1,744)     (2,016)     (2,166)      (1,748)    (2,196)
                                                       ------          --------    --------    --------     --------    -------
 Net revenues .................................         4,418             8,910      10,278      30,992       18,282     51,162
 Cost of revenues .............................         1,103             1,949       2,771      12,308        6,598     26,893
 General & administrative expenses ............         1,687             2,571       2,974       9,143        4,869     14,162
                                                       ------          --------    --------    --------     --------    -------
 Income from operations .......................         1,628             4,390       4,533       9,541        6,815     10,107
 Interest discount included in income (2) .....           207               922       1,585       2,452        1,855      1,671
 Interest expense .............................            --                --         (46)     (2,740)      (1,829)    (4,876)
 Interest, dividends and other income .........            62                55          16       1,040          687      2,820
 Gain on partial equity disposition ...........            --                --          --          --           --        850
                                                       ------          --------    --------    --------     --------    -------
 Income before provision for taxes ............         1,897             5,367       6,088      10,293        7,528     10,572
 Provision for income taxes ...................           891             2,522       2,862       4,879        3,613      4,030
                                                       ------          --------    --------    --------     --------    -------
 Net income ...................................        $1,006          $  2,845    $  3,226    $  5,414        3,915      6,542
                                                       ======          ========    ========    ========     ========    =======
 Primary net income per share .................        $ 0.34          $   0.95    $   1.08    $   0.68     $   0.50    $  0.61
 Weighted average number of shares
  outstanding .................................         2,981             2,981       2,981       8,008        7,840     10,647
 Fully diluted net income per share ...........          N/A             N/A         N/A       $   0.66     $   0.42    $  0.57
 Fully diluted weighted average number of
  shares outstanding ..........................          N/A             N/A         N/A         10,087        9,264     16,218
Business Data:
  Number of physicians and other providers
   employed at end of period by:
    Full service clients
     Physicians ...............................             3                 8          16          93           44        157
     Other health care providers ..............            --                --          --           7            5         19
      Total ...................................             3                 8          16         100           49        176
    Partial service clients ...................            --                --          --         800           --      1,100

Balance Sheet Data:


                                                        As at December 31,                  As at September 30, 1997
                                           --------------------------------------------   ----------------------------
                                             1993       1994        1995        1996        Actual      As Adjusted(3)
                                           --------   --------   ---------   ----------   ----------   ---------------
                                                                         (in thousands)
 Cash and cash equivalents .............    $   --     $   --     $    --     $ 40,138     $  6,245        $ 15,613
 Marketable securities (4) .............        --         --          --       32,467       10,830          10,830
 Accounts receivable, net (5) ..........     1,965      7,679      14,885       52,509       91,022          91,022
 Intangible assets, net (6) ............        --         --          --       21,610       57,873          57,873
 Debt issuance cost ....................        --         --          --        7,219        6,651           6,651
 Total assets ..........................     2,157      8,009      17,861      166,349      199,816         209,184
 Current liabilities ...................       816      2,461       5,744       10,432       21,579          14,819
 Long-term obligations, less current
  portion ..............................        --         --         229        1,972        1,377           1,377
 Convertible subordinated debt .........        --         --          --       74,000       74,000          74,000
 Shareholders' equity ..................     1,009      3,854       7,330       70,504       89,301         108,701

-------------
(1) Represents interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See Note 2 to the Consolidated Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K").
(2) Represents recapture of interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See Note 2 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K.
(3) See "Capitalization".
(4) Represents all marketable securities including those available-for-sale and held to maturity.
(5) Represents both the current and long-term portions of the accounts receivable.
(6) Includes funds provided to existing full service clients to enable them to acquire other medical practices. At September 30, 1997, $7,056,000 previously classified as other assets and $4,577,000 previously classified as accounts receivable have been reclassified to this category.

                         PRICE RANGE OF COMMON SHARES

     The Common Shares traded on The Nasdaq Stock Market's National Market under the symbol "CMGT" from December 28, 1995 until the close of trading on May 3, 1996 and on the American Stock Exchange under the symbol "CMI" from May 6, 1996 until the close of trading on September 5, 1997. On September 8, 1997, the Common Shares commenced trading on the NYSE under the symbol "CMI." The following table sets forth the high and low closing sales price for the Common Shares for the periods indicated.



                                                   High          Low
                                               -----------   -----------
1995
Fourth Quarter (from December 28) ..........   $ 8 7/8        $ 8 3/4
1996
First Quarter ..............................    9  1/4          8
Second Quarter .............................    13 3/8          7 1/2
Third Quarter ..............................    16 3/4         12 1/8
Fourth Quarter .............................    15 3/4         11 3/4
1997
First Quarter ..............................    13 1/4         11 1/4
Second Quarter .............................    14 3/8         10 1/2
Third Quarter ..............................    19 1/16        13
Fourth Quarter .............................    20 1/8         12 1/4
1998
First Quarter (through February 9) .........    14 3/16        10 13/16

     On February 9, 1998, the last reported sales price for the Common Shares on the NYSE was $10 13/16.


                                DIVIDEND POLICY

     The Company has not declared or paid any dividends since its inception. The Company currently intends to retain all future earnings for the development and expansion of its business and, accordingly, the Company does not anticipate declaring or paying any cash dividends on the Common Shares in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will depend upon a number of factors, including future earnings, capital requirements, financial condition, and the existence or absence of any contractual limitations on the payment of dividends.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 Common Shares offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be $19,400,000 ($22,415,000 if the Underwriter's over-allotment option is exercised in full).

     The Company will use $6,760,000 of the estimated net proceeds to repay a portion of the $10,000,000 due April 10, 1998 under its revolving bank line of credit (the "Revolving Credit Loan") and $3,272,000 to repay the deferred portion of the purchase price of certain acquisitions consummated in the fourth quarter of 1997. The balance will be used for working capital and general corporate purposes, including the Company's acquisition program.

     A significant element of the Company's strategy is to expand the client base of medical practices to which it provides a full range of practice management services. To date, this expansion has been accomplished largely by acquiring other physician practice management companies and assisting, including providing funding to, existing clients in acquiring other medical practices. Although the Company and its clients are presently evaluating, as they do on a regular basis, physician practice management companies, medical practices, ancillary service providers and other healthcare-related businesses for possible acquisition, they are not engaged in active negotiation for any material acquisition.

     The Revolving Credit Loan was incurred in the second half of 1996, provides funds for working capital and acquisitions and currently bears interest at the bank's prime rate plus one percentage point per annum. In January 1998, the maturity of the Revolving Credit Loan was extended from January 12, 1998 to April 10, 1998 and became secured by receivables and other assets of the Company. For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) at September 30, 1997 and (ii) as adjusted to reflect the issuance and sale of the Common Shares offered hereby and the application of the net proceeds therefrom as described under "Use of Proceeds". This table should be read in conjunction with the Company's consolidated financial statements and related notes thereto incorporated by reference into the accompanying Prospectus.




                                                                               As of September 30, 1997
                                                                              --------------------------
                                                                                 Actual      As Adjusted
                                                                              -----------   ------------
                                                                                    (in thousands)
Short-term debt (including current portion of long-term debt) .............    $ 11,071       $  4,311
                                                                               ========       ========
Long-term debt:
 8% Convertible Subordinated Notes due 2001 ...............................    $  5,000       $  5,000
 8% Convertible Subordinated Debentures due August 15, 2003 ...............      40,250         40,250
 8% Convertible Subordinated Debentures due December 15, 2003 .............      28,750         28,750
 Various notes payable ....................................................       1,377          1,377
                                                                               --------       --------
      Total long-term debt ................................................      75,377         75,377
                                                                               --------       --------
Shareholders' equity:
 Preferred Shares, $.001 par value; 2,000,000 shares authorized; no shares
   issued .................................................................          --             --
 Common Shares, $.001 par value; 20,000,000 shares authorized (1);
   10,826,972 shares issued and outstanding, 12,826,972 shares to be
   issued and outstanding as adjusted (2) .................................          11             13
 Additional capital .......................................................      70,337         89,735
 Retained earnings ........................................................      18,953         18,953
                                                                               --------       --------
      Total shareholders' equity ..........................................      89,301        108,701
                                                                               --------       --------
          Total capitalization ............................................    $164,678       $184,078
                                                                               ========       ========

------------
(1) On October 14, 1997, a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of New York, increasing the authorized Common Shares to 40,000,000.


(2) Excludes an aggregate of 8,773,458 Common Shares as of January 31, 1998 as follows: (i) up to 1,386,960 Common Shares issuable upon exercise of options granted under the Company's 1995 Stock Option Plan, as amended, at a weighted exercise price of $11.87 per share; (ii) 440,000 Common Shares issuable upon exercise of options granted to consultants at a weighted exercise price of $11.78 per share; (iii) 60,800 Common Shares reserved for issuance upon the exercise of warrants at a weighted exercise price of $13.70 per share; (iv) 193,000 Common Shares reserved for issuance upon exercise of warrants granted at an exercise price of $10.80 per share to representatives of the underwriters which participated in the Company's initial public offering in December 1995; (v) 249,940 Common Shares reserved for issuance upon exercise of warrants granted at an exercise price of $21.04 per share to the representative of the underwriters which participated in the Company's public offering in June 1996; (vi) 356,250 Common Shares reserved for issuance upon the exercise of warrants granted at an exercise price of $25.31 per share to the representative of the underwriters which participated in the Company's public offering in December 1996; (vii) 544,444 Common Shares reserved for issuance upon conversion of the 8% Convertible Subordinated Notes due March 20, 2001 at a conversion price of $9.00; (viii) 2,875,000 Common Shares reserved for issuance upon conversion of the 8% Convertible Subordinated Debentures due August 15, 2003 at a conversion price of $14.00; (ix) 1,796,875 Common Shares reserved for issuance upon conversion of the 8% Convertible Subordinated Debentures due December 15, 2003 at a conversion price of $16.00; (x) 15,000 Common Shares issued in connection with the sale of $5,000,000 of the Company's 8% Notes in October 1997; and (xi) 855,189 Common Shares issued in connection with the Company's acquisition program, bonus share program or the exercise of options and warrants between October 1, 1997 and January 31, 1998.

                            SELECTED FINANCIAL DATA

     The selected financial data of the Company presented below for the years ended December 31, 1993, 1994, 1995 and 1996 have been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in the accompanying Prospectus. The selected financial data for the three- and nine-month periods ended September 30, 1996 and 1997 are unaudited.


Selected Income Data:


                                                        For the period
                                                      from April 1, 1993
                                                         (inception)                  Years Ended               Nine Months Ended
                                                                                     December 31,                 September 30,
                                                       to December 31,    ----------------------------------- ---------------------
                                                             1993            1994        1995         1996       1996        1997
                                                     -------------------  ----------  ----------  ----------- ----------  ---------
                                                          (dollars in thousands, except per share data)
 Revenues .........................................        $5,283          $ 10,654    $ 12,294    $ 33,158    $ 20,030    $ 53,358
 Interest discount (1) ............................          (865)           (1,744)     (2,016)     (2,166)     (1,748)     (2,196
                                                           ------          --------    --------    --------    --------    --------
 Net revenues .....................................         4,418             8,910      10,278      30,992      18,282      51,162
 Cost of revenues .................................         1,103             1,949       2,771      12,308       6,598      26,893
 General & administrative expenses ................         1,687             2,571       2,974       9,143       4,869      14,162
                                                           ------          --------    --------    --------    --------    --------
 Income from operations ...........................         1,628             4,390       4,533       9,541       6,815      10,107
 Interest discount included in income (2) .........           207               922       1,585       2,452       1,855       1,671
 Interest expense .................................            --                --         (46)     (2,740)     (1,829)     (4,876
 Interest, dividends and other income .............            62                55          16       1,040         687       2,820
 Gain on partial equity disposition ...............            --                --          --          --          --         850
                                                           ------          --------    --------    --------    --------    --------
 Income before provision for taxes ................         1,897             5,367       6,088      10,293       7,528      10,572
 Provision for income taxes .......................           891             2,522       2,862       4,879       3,613       4,030
                                                           ------          --------    --------    --------    --------    --------
 Net income .......................................        $1,006          $  2,845    $  3,226    $  5,414    $  3,915    $  6,542
                                                           ======          ========    ========    ========    ========    ========
 Primary net income per share .....................        $ 0.34          $   0.95    $   1.08    $   0.68    $   0.50    $   0.61
 Weighted average number of shares
  outstanding .....................................         2,981             2,981       2,981       8,008       7,840      10,647
 Fully diluted net income per share ...............          N/A             N/A         N/A       $   0.66    $   0.42    $   0.57
 Weighted average number of shares out-
  standing ........................................          N/A             N/A         N/A         10,087       9,264      16,218

Balance Sheet Data:



                                                        As at December 31,                     As at
                                           --------------------------------------------    September 30,
                                             1993       1994        1995        1996            1997
                                           --------   --------   ---------   ----------   ---------------
                                                                   (in thousands)
 Cash and cash equivalents .............    $   --     $   --     $    --     $ 40,138        $  6,245
 Marketable securities (3) .............        --         --          --       32,467          10,830
 Accounts receivable, net (4) ..........     1,965      7,679      14,885       52,509          91,022
 Intangible assets, net (5) ............        --         --          --       21,610          57,873
 Debt issuance cost ....................        --         --          --        7,219           6,651
 Total assets ..........................     2,157      8,009      17,861      166,349         199,816
 Current liabilities ...................       816      2,461       5,744       10,432          21,579
 Long-term obligations, less current
  portion ..............................        --         --         229        1,972           1,377
 Convertible subordinated debt .........        --         --          --       74,000          74,000
 Shareholders' equity ..................     1,009      3,854       7,330       70,504          89,301

------------
(1) Represents interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See Note 2 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K.
(2) Represents recapture of interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See Note 2 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K.
(3) Represents all marketable securities including those available-for-sale and held to maturity.
(4) Represents both the current and long-term portions of the accounts receivable.
(5) Includes funds provided to existing full service clients to enable them to acquire other medical practices. At September 30, 1997, $7,056,000 previously classified as other assets and $4,577,000 previously classified as accounts receivable have been reclassified to this category.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of the operations and financial condition of the Company should be read in conjunction with the Company's unaudited condensed consolidated financial statements and notes thereto for the nine months ended September 30, 1997, which are incorporated by reference in the accompanying Prospectus.


Overview

     The Company provides physician practice management services to medical practices and hospitals. These services range from managing all non-medical aspects of its full service clients' businesses to providing limited, non-medical services to its partial service clients, such as billing and collection, transcription and temporary staffing. Additionally, the Company owns and provides administrative support for MRI and other diagnostic imaging equipment. The Company also owns Consumer Health Network, a preferred provider organization.


Full Service Clients

     The Company earns fees from its full service clients by managing the non-medical aspects of their medical practices, generally under 30 year management agreements. The Company's fees are based on its direct costs plus either a fixed fee or a percentage of such costs. The Company also receives hourly consulting charges, per use fees when MRI and other diagnostic imaging equipment is provided and, in the case of GMMS, reimbursement of a portion of the Company's corporate overhead expenses.

     To the extent permitted by applicable law, management fees due to the Company from its full service clients are collaterized through the assignment, on a full-recourse basis, of such clients' patient service accounts receivables. The clients' ability to pay these fees is dependent on the Company's ability to collect, on behalf of its full service clients, these receivables.

     The following unaudited table sets forth the operating results of the Company's full service clients for the three and nine month periods ended September 30, 1996 and 1997. Since the Company does not have an ownership interest in its full service clients, the amounts set forth below are not included in the Company's financial results, except for the management fees earned by the Company.

                                                  Nine Months               Three Months
                                              Ended September 30,       Ended September 30,
                                           -------------------------   ----------------------
                                              1996          1997          1996        1997
                                           ----------   ------------   ---------   ----------
                                                             (in thousands)
Gross physician billings ...............    $ 22,500     $  78,834      $8,642      $ 33,829
Contractual allowances .................      (1,455)      (14,982)       (492)       (6,757)
                                            --------     ---------      ------      --------
Net physician billings .................      21,045        63,852       8,150        27,072
Management fees ........................      18,020        37,084       7,101        12,219
Medical personnel payroll ..............       2,694        15,068         958         6,673
Other expenses .........................         593        11,161         100         7,242
                                            --------     ---------      ------      --------
 Total expenses ........................      21,307        63,313       8,159        26,134
                                            --------     ---------      ------      --------
Net income .............................    $   (262)    $     539      $   (9)     $    938
                                            ========     =========      ======      ========
Full service clients -- management fees:
 GMMS ..................................    $ 18,020     $  17,019      $7,101      $  4,523
 Other clients .........................          --        20,065          --         7,696
                                            --------     ---------      ------      --------
  Total management fees ................    $ 18,020     $  37,084      $7,101      $ 12,219
                                            ========     =========      ======      ========


     All of the Company's revenues in 1994 and 1995 and 65%, 45%, 32% and 22% of its revenues in 1996 and the three month periods ended March 31, June 30 and September 30, 1997, respectively, were generated under management agreements with GMMS.


Partial Service Clients

     The Company earns its fees from partial service clients primarily by providing billing and collection services for a fee based on a percentage of collections.

Preferred Provider Organization

     Consumer Health Network earns its fees from self-insured employer groups, union groups, insurance companies and other third party payors based on a percentage of the savings generated through the use of its network.

Management of Diagnostic Imaging Services

     The Company's fees for owning and providing administrative support for MRI and other diagnostic imaging equipment are earned on the basis of a charge for each use of the equipment.

Results of Operations

     The following tables set forth, in dollars and as a percentage of revenues, respectively, certain items in the Company's statements of operations for the three and nine month periods ended September 30, 1996 and 1997:

                                                                   Nine Months               Three Months
                                                               Ended September 30,       Ended September 30,
                                                             -----------------------   ------------------------
                                                                1996         1997          1996         1997
                                                             ----------   ----------   -----------   ----------
                                                               (dollars in thousands, except per share data)
   Revenues ..............................................    $ 20,030     $ 53,358     $  8,767      $ 20,215
   Interest discount (1) .................................      (1,748)      (2,196)        (692)         (647)
                                                              --------     --------     --------      --------
   Net revenues ..........................................      18,282       51,162        8,075        19,568
   Cost of revenues ......................................       6,598       26,893        2,873        11,691
   General & administrative expenses .....................       4,869       14,162        2,138         3,818
                                                              --------     --------     --------      --------
   Income from operations ................................       6,815       10,107        3,064         4,059
   Interest discount included in income (2) ..............       1,855        1,671          619           542
   Interest expense ......................................      (1,829)      (4,876)      (1,234)       (1,683)
   Interest, dividend and other income ...................         687        2,820          449           584
   Gain on partial equity disposition ....................          --          850           --           850
                                                              --------     --------     --------      --------
   Income before provision for taxes .....................       7,528       10,572        2,898         4,352
   Provision for income taxes ............................       3,613        4,030        1,422         1,614
                                                              --------     --------     --------      --------
   Net income ............................................    $  3,915     $  6,542     $  1,476      $  2,738
                                                              ========     ========     ========      ========
   Primary net income per share ..........................    $   0.50     $   0.61     $   0.18      $   0.24
   Weighted average number of shares outstanding .........       7,840       10,647        8,085        11,304
   Fully diluted net income per share ....................    $   0.42     $   0.57     $   0.13      $   0.22
   Weighted average number of shares outstanding .........       9,264       16,218       11,483        16,755

                                                             Nine Months            Three Months
                                                         Ended September 30,     Ended September 30,
                                                        ---------------------   ---------------------
                                                           1996        1997        1996        1997
                                                           ----        ----        ----        ----
   Revenues .........................................       100%        100%        100%        100%
   Interest discount (1) ............................      (8.7)       (4.1)      ( 7.9)       (3.2)
                                                           ----        ----       -----        ----
   Net revenues .....................................      91.3        95.9        92.1        96.8
   Cost of revenues .................................      33.0        50.4        32.8        57.8
   General & administrative expenses ................      24.3        26.5        24.4        18.9
                                                           ----        ----       -----        ----
  Income from operations ............................      34.0        19.0        34.9        20.1
   Interest discount included in income (2) .........       9.3         3.1         7.1         2.7
   Interest expense .................................      (9.1)       (9.1)      (14.1)       (8.3)
   Interest, dividend and other income ..............       3.4         5.3         5.1         2.9
   Gain on partial equity disposition ...............        --         1.6          --         4.2
                                                           ----        ----       -----        ----
   Income before provision for taxes ................      37.6        19.9        33.0        21.6
   Provision for income taxes .......................      18.0         7.6        16.2         8.0
                                                           ----        ----       -----        ----
   Net income .......................................      19.6%       12.3%       16.8%       13.6%
                                                           ====        ====       =====        ====

------------
(1) Represents interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See Note 2 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K.
(2) Represents recapture of interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See Note 2 to the Consolidated Financial Statements of the Company included in the 1996 Form 10-K.

Comparisons of the Nine Months Ended September 30, 1997 and 1996

     Revenues for the first nine months of 1997 were $53,358,000 as compared to $20,030,000 for the same period in 1996, an increase of $33,328,000. The primary reasons for the increase were the acquisition of a physician practice management company and the expansion of medical practices under management, which added

$22,844,000 of additional revenues, the acquisitions of two medical billing companies, which added $5,185,000 in revenues, and the acquisition of Consumer Health Network in June 1997, which added $2,457,000. Finally, the provision of MRI and other diagnostic imaging equipment and other services to third parties added $2,842,000 of additional revenues for the period.

     Cost of revenues for the first nine months of 1997 increased to $26,893,000 from $6,598,000 for the same period in 1996, an increase of $20,295,000. Cost of revenues includes the non-medical costs of physician practices and other costs directly related to the recognition of the Company's revenues, including the costs incurred by the Company to collect patient service receivables. The increase in cost of revenues was primarily attributable to the acquisition of a physician practice management company and the expansion of medical practices under management, which added $15,111,000 of such costs, the acquisitions of two medical billing companies, which added $2,665,000 of additional costs, and the acquisition of Consumer Health Network, which added $816,000 of additional costs. Additionally, cost of revenues also increased $1,703,000 over the same period last year due to the reclassification of certain general and administrative expenses to cost of revenues and increased expenses relating to the provision of MRI and other diagnostic imaging equipment and other services to third parties.

     As a percentage of revenues, cost of revenues for the nine-month period increased to 50.4% from 33.0% for the prior year. This decrease in profit margin resulted primarily from a decline in the percentage of the Company's revenues generated by GMMS, a practice with historically high profit margins, and, to a lesser extent, the reclassification of certain general and administrative expenses noted above.

     General and administrative expenses increased to $14,162,000 for the first nine months of 1997 as compared to $4,869,000 for the same period in 1996, an increase of $9,293,000. General and administrative expenses represent overhead and administrative expenses excluding costs directly related to operations and the recognition of revenues. The increase was primarily due to the various acquisitions and medical practice expansions noted above, which added $4,151,000 of such costs over the same period in the prior year. The Company also added an additional $5,142,000 of costs over the same period in the prior year by incurring increased personnel and professional costs of $1,426,000, depreciation and amortization expenses of $1,537,000 and rental and other general office costs of $2,179,000.

     Interest expense increased to $4,876,000 for the first nine months of 1997 from $1,829,000 for the same period in 1996 principally due to interest on (a) $2,000,000 principal amount of 8% Convertible Subordinated Notes issued on March 20, 1996, (b) $40,250,000 principal amount of 8% Convertible Subordinated Debentures issued on June 5, 1996, (c) $3,000,000 principal amount of 8% Convertible Subordinated Notes issued on July 5, 1996, (d) $28,750,000 principal amount of 8% Convertible Subordinated Debentures issued on December 5, 1996 and (e) $10,000,000 principal amount of borrowings incurred under a line of credit, $5,000,000 in February 1997 and $5,000,000 in May 1997.

     Interest, dividend and other income for the first nine months of 1997 increased to $2,820,000 from $687,000 for the same period in the prior year. The primary reasons were the increased earnings on higher cash balances and marketable securities which resulted from various debt and equity issuances, as well as increased gains on the sale of marketable securities.

     Gain on partial equity disposition represents a gain of $850,000 on the sale of a 40% equity interest in CMI Capital Corporation, a then wholly owned subsidiary of the Company that purchases patient service receivables from unrelated medical practices, for $5,000,000.


Comparisons of the Three Months Ended September 30, 1997 and 1996

     Revenues in the current quarter were $20,215,000 as compared to $8,767,000 for the same period in 1996, an increase of $11,448,000. The primary reasons for the increase were the acquisition of a physician practice management company and the expansion of medical practices under management, which added $6,531,000 of additional revenues, the acquisitions of two medical billing companies, which added $1,998,000 in revenues and the acquisition of Consumer Health Network in June 1997, which added $1,904,000 in revenues. Finally, the provision of MRI and other diagnostic imaging equipment and other services to third parties added $1,015,000 of additional revenues for the period. The Company's revenues generated from GMMS for the third quarter, however, decreased primarily due to the Company's analysis of the value of GMMS's patient service receivables, which collateralize the Company's management fees.

     Cost of revenues for the third quarter increased to $11,691,000 from $2,873,000 in 1996, an increase of $8,818,000. The increase in cost of revenue was primarily attributable to the acquisition of a physician practice management company and the expansion of medical practices under management, which added $6,589,000 of such costs, the acquisitions of two medical billing companies, which added $651,000 of additional costs, and the acquisition of Consumer Health Network, which added $730,000 of such costs. Additionally, cost of revenues also increased $848,000 over the same period last year due to increased expenses relating to the provision of MRI and other diagnostic imaging equipment and other services to third parties.

     As a percentage of revenues, cost of revenues for the third quarter of 1997 increased to 57.8% from 32.8% for the same period in the prior year. This decrease in profit margin resulted primarily from a decline in the management fees charged to GMMS during the period notwithstanding an increase in the cost of revenues attributable to GMMS, as well as the lower profit margins generated by the Company's services provided to certain new and rapidly expanding full service clients.

     General and administrative expenses for the third quarter increased to $3,818,000 in 1997 from $2,138,000 for the same period in 1996, an increase of $1,680,000 or 78.6%. The increase was primarily due to the various acquisitions and medical practice expansions noted above, which added $985,000 of such costs over the same period in the prior year. The Company also added an additional $695,000 of costs over the same period in the prior year by incurring increased personnel and professional costs, depreciation and amortization expenses and rental and other general office costs.

     Interest expense increased to $1,683,000 from $1,234,000 in 1996 principally due to interest on $28,750,000 principal amount of 8% Convertible Subordinated Debentures issued on December 5, 1996 and $10,000,000 of borrowings incurred under a line of credit, $5,000,000 in February 1997 and $5,000,000 in May 1997.

     Interest, dividend and other income for the third quarter increased to $584,000 from $449,000 for the same period in the prior year, increasing at a substantially lower rate than for the first nine months of the year. The primary reason for this lower rate was the decline in cash balances and marketable securities.

     Gain on partial equity disposition represents a gain of $850,000 on the sale of a 40% equity interest in CMI Capital Corporation for $5,000,000.


Results of Operations for the Years Ended December 31, 1996 and 1995

     Revenues in 1996 were $33,158,000 as compared to $12,294,000 in 1995, an increase of $20,864,000. The primary reasons for the increase were (i) the acquisition of MMI in January 1996, (ii) the acquisition of two medical billing companies in July 1996 and (iii) the acquisition of a physician practice management company in October 1996. In addition, fees for management services rendered by the Company to GMMS increased by $2,097,000 as a result of an increase in the number of patients evaluated and treated by GMMS, the acquisition by GMMS of two medical practices in the third quarter of 1996 and the opening by GMMS of three offices in the fourth quarter of 1995.

     Cost of revenues increased to $12,308,000 from $2,771,000 in 1995, an increase of $9,537,000. The major component of the increase, $5,758,000, was as a result of the acquisition of (i) MMI in January 1996, (ii) the medical billing companies in July 1996 and (iii) the physician practice management companies in October 1996. Additionally, the Company continued to hire management and support personnel, such as, patient schedulers and medical record maintainers in order to properly service the expanding medical practices. As a percentage of revenues, cost of revenues increased from 22.5% in 1995 to 37.1% in 1996.

     General and administrative expenses increased by $6,169,000 from $2,974,000 in 1995 to $9,143,000 in 1996. The major component of the increase, $3,084,000, was as a result of the acquisition of (1) MMI in January 1996, (2) the medical billing companies in July 1996 and (3) the physician practice management companies in October 1996. These expenses also increased as a result of hiring management personnel to prepare for the Company's anticipated growth and the amortization of goodwill related to the acquisitions completed in 1996.



     Interest expense increased from $46,000 in 1995 to $2,740,000 in 1996 due mainly to interest on the (1) $2,000,000 principal amount of 8% Convertible Subordinated Notes issued on March 20, 1996, (2) $40,250,000 principal amount of 8% Convertible Subordinated Debentures issued on June 5, 1996, (3) $3,000,000 principal amount of 8% Convertible Subordinated Notes issued on July 5, 1996 and (4) $28,750,000 principal amount of 8% Convertible Subordinated Debentures issued on December 5, 1996.


Results of Operations for the Years Ended December 31, 1995 and 1994


     Revenues in 1995 were $12,294,000 as compared to $10,654,000 in 1994, an increase of 15%. All revenues in both periods were generated by GMMS. The procedures performed by GMMS increased from 128,500 in 1994 to 157,000 in 1995.



     Cost of revenues increased $822,000, from $1,949,000 in 1994 to $2,771,000 in 1995. A significant portion of this increase ($694,000) was due to hiring 23 additional practice management and other support personnel, such as appointment schedulers, record transcribers and intake examiners, in order to properly administer GMMS's expanding medical practice and to prepare for additional clients. Transcription costs increased $129,000 due to the greater number of patients evaluated and treated by the Company's full service clients.


     General and administrative expenses increased by $403,000 or 16% from $2,571,000 in 1994 to $2,974,000 in 1995. The increase was primarily attributable to additional expense due to the opening of three additional GMMS offices and annual escalations in the rent of the existing six offices, related incremental depreciation and amortization, upgrading of the billing system and increased marketing efforts. Additionally, the Company incurred one time costs associated with its fourth quarter financing and incremental insurance costs in connection with its initial public offering in December 1995.


     Depreciation and amortization expense increased by $47,000, from $55,000 in 1994 to $102,000 in 1995. This increase was directly related to the purchase of property and equipment, primarily leasehold replacement expenditures, by the Company totaling $193,000 in 1994 and $178,000 in 1995.


Liquidity and Capital Resources


     To date, the Company has primarily used its cash to support operating activities, including higher levels of receivables generated by increased management fees, to fund acquisitions and for capital expenditures. The Company's primary sources of cash have been the proceeds of its initial public offering, its sales of an aggregate of $5,000,000 principal amount of 8% Convertible Subordinated Notes, $40,250,000 principal amount of 8% Convertible Subordinated Debentures due August 15, 2003, $28,750,000 principal amount of 8% Convertible Subordinated Debentures due December 15, 2003 and Common Shares and, borrowings under the Company's line of credit. At September 30, 1997, the Company had working capital of $64,234,000. In October 1997, the Company received $5,000,000 from the sale of 8% Notes.


     The Company's full service clients are liable to the Company for management fees regardless of whether the client receives payment for the medical services rendered. However, the Company has historically deferred collecting amounts owed to it when full service clients have experienced delays in collecting payments for medical services. A substantial majority of the accounts receivable generated by the Company's full service clients, particularly GMMS, remain outstanding for extended periods. The average days outstanding for the Company's full service clients' receivables at September 30, 1997 was 350 days. For this reason, at the beginning of 1997, the Company embarked on a program to accelerate collections of receivables owed to its full service clients. This program includes increased manpower and other resources devoted to collection efforts, consolidation of most billing and collection efforts at a centralized facility, and the earlier use of legal counsel for collection of workers' compensation and no-fault automobile receivables.


     Net cash used for operating activities in the first nine months of 1997 was $26,026,000, principally due to an increase in accounts receivable of $32,748,000. Accounts receivable increased primarily due to acquisitions and expansion of medical practices under management. During the first three quarters of 1997, the Company used $40,018,000 of cash and issued $8,485,000 of its Common Shares to complete acquisitions. During that period, the Company also made capital expenditures of $10,873,000 (compared to $1,540,000 in the first nine months of 1996), primarily for the acquisition of MRI and other diagnostic imaging equipment and the refurbishment and expansion of the offices provided to its full service clients.

     During the first nine months of 1997, the Company funded its operating cash flow deficit, acquisitions and capital expenditures primarily through (i) a reduction in the Company's cash and cash equivalents, (ii) a net reduction in marketable securities and (iii) $10,000,000 of borrowings incurred under a line of credit.


     At September 30, 1997, $54,166,000, or 59.5%, of the Company's accounts receivable were due from GMMS. These receivables are collateralized by patient service receivables due to GMMS with a face amount of $72,932,000 at such date. GMMS's ability to pay the Company is dependent upon the Company's ability to collect the patient service receivables on behalf of GMMS. On a quarterly basis, the Company reviews, based on estimated rates of collection for each class of patient service and estimated allowances for uncollectible balances, the adequacy of GMMS's collateral. From January 1, 1992 through September 30, 1997, GMMS billed its patients and third-party payors an aggregate of $121,050,000, of which $45,821,000, or 37.9%, had been collected by September 30, 1997. In order for GMMS's patient receivables outstanding at September 30, 1997 to cover the Company's management fees owed by GMMS at that date, 74.3% of such patient receivables must be collected, representing an overall collection rate of 82.6% on GMMS's billings through September 30, 1997.


     More specifically, at September 30, 1997, approximately $24,735,000, or 33.9%, of GMMS's total patient service receivables were generated through the performance of medical services for which GMMS will be paid only upon the successful resolution of negligence claims by the patients against third parties, either through a judicial determination or settlement. From January 1, 1992 to September 30, 1997, GMMS billed approximately $30,024,000 of such receivables, of which $4,428,000, or 14.7%, had been collected by September 30, 1997. In measuring the adequacy of such receivables as collateral for the Company's management fees to GMMS, the Company has estimated that it will collect, on behalf of GMMS, approximately 55% of these outstanding receivable balances. The Company estimates, based upon industry factors and GMMS's historical collection experience prior to its association with the Company, that the entire collection process for these contingent claims generally ranges from one to seven years. Since 1994, however, the percentage of cases resolved within two years of providing service has declined, which may result in an even longer collection cycle or a lower rate of collection. The Company believes that this decline is the result of payors more consistently deferring settlement of these matters until just prior to trial.


     In evaluating the adequacy of its collateral from GMMS, the Company considers historical collection patterns important. The Company, however, also believes that the ultimate collection of receivables is dependent on its ability to improve its billing and collection process and its relations with third party payors. The Company believes that it can achieve the higher collection rate necessary to assure that the Company's management fees from GMMS are paid in full for several reasons: (i) the collection cycle for an important portion of these receivables, particularly for the contingent receivables described above, can be as long as seven years and thus payments will continue to be received in future periods, (ii) since the beginning of 1997, as discussed above, the Company has committed substantial resources to consolidate and increase its collection efforts and (iii) a recent New York Court of Appeals decision may expedite the collection of patient receivables from third-party payors under automobile no-fault insurance policies and perhaps improve the rate of collection. Accordingly, the Company's estimate of future collections reflects not only historical results, but also the impact of the improved collection processes and the increased resources being applied to this effort. There can be no assurance, however, that the Company will be able to achieve the collection rate necessary to assure that the Company's management fees from GMMS are paid in full. The inability of the Company to collect a significant portion of its management fees owed by GMMS could have a material adverse effect on the Company.


     The proposed investment of $10 to $15 million in management information systems is the largest planned capital expenditure over the next three years (see "Business -- Information Systems"). Approximately $5 million is scheduled to be spent in 1998. The actual amount and timing of the investment in new management information systems will depend upon technological changes, the pace at which the Company adds new clients through its acquisition program and new offices or additional doctors through expansion of its clients and the Company's cash resources. The balance of the Company's 1998 capital expenditures, estimated at up to approximately $2 million, are expected to be used largely for the renovation and expansion of the offices of certain of its full service clients.

     In October 1997, the Company issued $5 million principal amount of its 8% Notes in a private placement. The 8% Notes bear interest at 8.0% per annum and are due on April 30, 1998. As additional consideration, holders of the 8% Notes received an aggregate of 15,000 Common Shares. If the 8% Notes are not repaid on or prior to April 30, 1998, they will immediately become convertible into Common Shares at a conversion price of $9.00 per share and the maturity date will be extended to March 20, 2001.

     The Company will use $6,760,000 of the net proceeds of this Offering to repay a portion of its $10,000,000 Revolving Credit Loan. The balance of the Revolving Credit Loan, $3,240,000, is due on April 10, 1998. In connection with extending the maturity date of the Revolving Credit Loan to April 10, 1998, such loan became secured by receivables and others assets of the Company. On February 9, 1998, pursuant to the terms of an amendment to the Revolving Credit Loan, the Company agreed to a formula under which it was required to use $6,760,000 of the net proceeds of this Offering to repay amounts due under the Revolving Credit Loan. In addition, if the Company raises additional debt or equity capital, the Company will be required to apply 50% or 40%, respectively, of the net proceeds thereof to repay the remaining balance of the Revolving Credit Loan. The Company also agreed to a limit on its use of cash and certain short-term debt to complete future acquisitions. After giving effect to this Offering, this limit is $6,700,000 plus 50% of the net proceeds of any additional sales of capital stock.

     Since July 1996, the Company has conducted an active acquisition program. The Company and its clients are presently evaluating, as they do on a regular basis, physician practice management companies, medical practices, ancillary service providers and other healthcare-related businesses for possible acquisition, although they are not engaged in active negotiation for any material acquisition. The Company or its full service clients completed the acquisition of nine physician practices during the fourth quarter of 1997 for an aggregate purchase price in cash and common shares of $10,159,000, of which cash payments totalling $3,272,000 were deferred until the first quarter of 1998. The deferred cash payments will be repaid with a portion of the net proceeds of this Offering. Based on the acquisitions the Company is currently considering, it anticipates it could spend for acquisitions all or substantially all of the $6,700,000 currently permitted under the Revolving Credit Loan by the end of the second quarter of 1998. In addition, if the Company is successful in replacing the Revolving Credit Loan with a new senior secured credit facility as discussed below, and repays the balance of the Revolving Credit Loan, it anticipates it could expend substantial additional funds on acquisitions.

     The Company's cash flow deficits from operations were $5,046,000 and $26,026,000 for the three and nine months ended September 30, 1997. The Company expects that it generated a cash flow deficit from operations during the fourth quarter of 1997 and that it will continue to generate cash flow deficits from operations for at least the first six months of 1998. In the third quarter of 1997, the Company accelerated efforts to improve collections of third party receivables on behalf of its clients and retained a law firm to conduct collection efforts on its behalf. It also began a review of its expenses, particularly staffing levels at certain clients and at management levels, with the objective of cutting costs and making operations more efficient. The Company's objective is to generate positive cash flows from operations during the second half of 1998. However, if the Company is unable to generate positive cash flow during this period, its operations would require additional funding.

     The Company believes that the net proceeds of this Offering, together with its cash flow from operations and further debt or equity financings, will enable it to meet its capital expenditure and working capital requirements described above through the first quarter of 1999. The Company currently is in separate discussions with certain financial institutions to obtain a senior secured credit facility to replace the Revolving Credit Loan. However, the Company has not received a commitment from any potential lender and there can be no assurance that a new credit facility will be made available to the Company. If the Company is unable to obtain additional financing from these or other sources, it would need to defer the repayment of the 8% Notes and defer substantially all of its capital expenditures for management information systems and office expansions. In addition, the Company's ability to offer cash consideration in connection with acquisitions would be limited and the Company would seek to offer a larger component of debt or equity. The Company's inability to offer cash consideration in its acquisition program could substantially curtail the pace of its acquisitions. The Company expects that these actions, together with additional cost cutting measures it would institute, would be sufficient to permit it to continue operations. However, any significant curtailment of the Company's acquisition program would have a significant adverse effect on the growth of the Company's earnings.

                                   BUSINESS

     The Company provides physician practice management services to medical practices and hospitals located in the New York metropolitan area, particularly New York City, Long Island, the Hudson Valley region and portions of New Jersey and Connecticut. The Company's services range from managing all non-medical aspects of its clients' businesses to providing limited non-medical services, such as billing and collection, transcription and temporary staffing. Additionally, the Company owns and provides administrative support for MRI and other diagnostic imaging equipment at seven hospitals. The Company also owns Consumer Health Network, a PPO operating in New Jersey and, to a more limited extent, New York and Connecticut. Consumer Health Network is the largest PPO in New Jersey.

     At December 31, 1997, the Company's full service clients employed 201 physicians and other health care providers, its partial service clients employed approximately 1,100 physicians and other health care providers and Consumer Health Network had under contract approximately 13,040 physicians and other health care providers and 120 hospitals. As a result, the Company estimates that it provides services to more than 10% of the physicians in the New York metropolitan area. The Company does not, however, provide any type of medical, diagnostic or treatment services; rather, these services are provided by the Company's clients.


Physician Practice Management Industry

     The Health Care Financing Administration ("HFCA") estimates that healthcare spending in the United States was approximately $1 trillion in 1995, with physician fees approximating 20% of these expenditures. As concerns over the level of these expenditures have increased, the traditional fee for service reimbursement model, which is generally believed to contribute to cost increases at rates greater than inflation, is being replaced by alternative reimbursement models, including capitated and other fixed fee arrangements. These alternative models, which were developed by managed care organizations, focus on providing quality healthcare in a cost effective manner.

     As a result of these alternative models, reimbursement rates and therefore overall physician compensation has been declining in recent years. Smaller practices have limited ability to negotiate with payors and do not have the information systems necessary to enter into and manage capitated fee and other risk-sharing contracts with payors. In addition, smaller practices tend to have limited administrative capacity, restricted ability to coordinate care across a variety of specialties to implement disease management programs efficiently, limited capital to invest in new clinical equipment and technologies and limited negotiating leverage with vendors of medical supplies. In response to the foregoing factors and in order to combat declining income, individual physicians and small group practices are increasingly affiliating with large group practices and physician practice management companies.

     The Company believes that significant opportunities exist in the consolidating healthcare industry to assist physicians in managing the administrative aspects of group practices and networks and in bidding for service contracts with managed care providers. The Company believes its integrated physician practice and network management services will enable physicians to more effectively control both the quality and cost of healthcare.



New York Market

     The Company believes that several attributes of the New York metropolitan area present an attractive growth opportunity for the Company. This market is one of the largest domestic healthcare markets and is highly fragmented with a substantial majority of the approximately 73,000 physicians in this market currently practicing alone or with one other physician. The Company believes that the primary force driving physicians to affiliate with large group practices similar to those managed by the Company or with physician practice management companies is the level of managed care penetration, because as managed care penetration increases, managed care organizations gain additional leverage to reduce physician reimbursement and seek capitation and other risk sharing arrangements. Although managed care penetration in New York has lagged behind the rest of the country, it has rapidly increased from 18.2% of the insured population in 1993 to 27.9% in 1996. In addition, the expiration of New York's Prospective Hospital Reimbursement Methodology regulations on January 1, 1997 now enables providers and third party payors to negotiate fees directly with hospitals. Prior to this change, only health maintenance organizations could negotiate discounts from mandated hospital reimbursement rates.

Growth Strategy

     The Company's goal is to expand its position as a leader in the management of physician practices in the New York metropolitan area by implementing an aggressive growth strategy. The Company's growth strategy is intended to enable its medical practice clients to offer patients cost-effective medical care within an integrated practice offering a broad range of services. The Company believes that such a strategy should, in turn, enhance its clients' revenue opportunities and increase the profitability of their practices. The key elements of the Company's strategy are:

o Focus on the New York Market. The Company is focused on providing services to physicians and other health care providers in the New York metropolitan area. This market is one of the largest domestic healthcare markets and is highly fragmented with a substantial majority of the physicians in this market practicing alone or with one other physician. Because of the size and fragmentation of the market, the Company believes that the New York market represents an attractive opportunity for the development of physician practice management companies.

o Increase Number of Physicians Employed by Full Service Clients through Acquisitions and Internal Expansion. The Company seeks to increase the number of physicians to which it provides full management services by acquiring physician practice management companies and assisting its clients in expanding their medical practices. The Company works with its full service clients to formulate strategies to achieve growth through either acquisitions, internal expansion or a combination thereof and then provides the client with the capital and expertise necessary to execute these strategies. The Company also has developed standard procedures for identifying and valuing targets. Since July 1996, the Company has completed or assisted its clients in completing 32 transactions.

o Assist Full Service Clients in Developing Multi-Specialty Practices Offering a Full Range of Ancillary Tests and Services. Managed care payors have changed referral patterns by making primary care physicians "gate-keepers" who control patient referrals to both specialty care physicians and ancillary tests and services, such as diagnostic imaging, laboratory testing and physical therapy. Additionally, federal and state laws sharply limit the ability of physicians to receive remuneration from persons or entities to whom they refer patients. As a result, the Company's strategy is to assist its full service clients in developing practices that (i) employ both primary care physicians and the specialty care physicians to whom they most often refer patients and (ii) offer in-office capabilities to provide ancillary tests and services. The Company believes that by expanding the revenue base of a full service client to capture a greater portion of the fees related to a patient's treatment, the client can increase its profitability.

o Implement Enterprise-Wide Advanced Information Systems. The Company is currently investing in updated management information systems to provide standard reporting functions and allow for collection and analysis of patient specific data, the development of clinical protocols and tracking of clinical outcomes. The Company believes that an integrated, enterprise-wide automated and standardized information system will support a higher level of efficiency for its clients' medical personnel and also lead to faster and more complete collections of fees. The Company has begun implementing an electronic physician practice management system and is in the process of selecting an electronic medical record system designed to automate patient charts and other care-giving activities. See "Business -- Information Systems".

o Continue the Expansion of Consumer Health Network throughout the New York Metropolitan Area. The Company is seeking to expand Consumer Health Network, the largest PPO in New Jersey, into New York and Connecticut. These efforts are designed to offer managed care payors a broad range of medical services across the metropolitan area. Additionally, the Company believes that Consumer Health Network is well positioned to offer payors various reimbursement arrangements, including discounted fee-for-service and full and partial capitation.


Acquisition Program

     The Company seeks to acquire or assist its clients in acquiring businesses or medical practices that offer quality healthcare services, an opportunity for internal growth through capturing additional revenues and an ability to coordinate patient care with the medical practices of existing clients. Since January 1, 1996, the Company has completed, or assisted its clients in completing, 32 acquisitions, including physician practice manage-ment companies ("PPMs"), medical practices and other physician focused businesses. An overview of the Company's and its clients' acquisitions is provided below.


Business Services



Date     Company                             Description
-------  ----------------------------------  -------------------------------------------------
 1/96    Medical Management, Inc.            Owner and provider of administrative support for
                                             diagnostic imaging equipment
 7/96    Penta Automation Resources, Inc.    Billing and collection services for physicians
 7/96    Intertech Corporation               Billing and collection services for hospitals
 6/97    Consumer Health Network, Inc.       Operator of preferred provider organizations
10/97    Tri-County Mobile MRI LP            Owner and provider of administrative support for
                                             diagnostic imaging equipment

Physician Practice Management Companies and Physician Practices




Date     Description                Physicians*   Focus
-------  ------------------------  -------------  ----------------------------------
 8/96    PPM                            5         Industrial medicine
 8/96    Specialty care                 2         Neurology
 8/96    Primary care                   10        Internal medicine
10/96    PPM                            30        Radiology
11/96    PPM                            9         Internal medicine
12/96    Primary care                   2         Internal medicine
12/96    Primary care                   1         Internal medicine
12/96    Primary care                   1         Internal medicine
 1/97    Primary/Specialty care         7         Urgent care/Radiology/Dermatology
 1/97    Primary care                   9         OB/Gyn/Pediatrics
 2/97    Primary care                   2         Internal medicine
 2/97    Specialty care                 1         Neurology
 3/97    Primary care                   3         Pediatrics
 3/97    Specialty care                 2         Physiatry
 4/97    Primary care                   2         OB/Gyn
 5/97    Primary care                   1         Family practice
 6/97    Primary care                   2         OB/Gyn
 6/97    Primary care                   8         OB/Gyn
 7/97    Specialty care                 2         Pain management
10/97    PPM                            16        Internal medicine/Urgent care
10/97    Primary care                   1         Pediatrics
11/97    Primary care                   1         Internal Medicine
11/97    Primary care                   1         Pediatrics
1197     Primary care                   1         Surgery
12/97    Primary care                   1         Internal medicine
12/97    Primary care                   2         Pediatrics
12/97    PPM                            5         Radiology

------------
* As of the date of acquisition.


Full Service Practice Management Services


     The Company provides a broad range of practice management services to its full service clients for the efficient and profitable operation of medical practices. These services encompass substantially all the non-medical aspects of its clients' operations and are designed to allow physicians to focus greater attention on the care and treatment of their patients. The principal areas of the Company's services include:

     Billing and Collections. The Company prepares bills and submits them to third-party payors on behalf of its clients. Regular follow-ups are then sent, as necessary, to assist in the collection process. At the beginning of 1997, the Company embarked on a program to accelerate the collection of patient service receivables owed to its full service clients. This program includes increased manpower and other resources devoted to collection efforts, consolidation of the Company's billing and collection efforts at a centralized facility, and the earlier use of legal counsel for collection of workers' compensation and no-fault automobile receivables.

     Personnel. The Company employs and trains all the non-medical personnel serving its full service clients' practices. This service eliminates the client's need to hire, train and supervise non-medical employees, as well as process the tax, insurance and other documentation associated with an employment relationship.

     Administrative Services. The Company assists in the scheduling of patient appointments, the purchasing of medical supplies and equipment and the handling of reporting, accounting, processing and filing systems. Additionally, the Company provides its full service clients with timely management reports, which include activity data, collection status and other management information useful for the operation of their medical practices.

     Consulting Services. The Company develops, in conjunction with its full service clients, plans to enable such clients to increase the revenues and profitability of their medical practices. Strategies implemented by clients include: (i) increasing the evaluation, diagnostic and treatment services offered; (ii) integrating other specialties into their medical practices; (iii) establishing additional offices; and (iv) acquiring other medical practices to implement one or more of the foregoing.

     Access to Capital. The Company provides capital to its full service clients to permit them to acquire other medical practices and to develop, equip and expand their existing medical practices.

     Diagnostic Imaging Services. The Company, where appropriate, assists its full service clients in establishing MRI and other diagnostic imaging capabilities within their medical practices. The Company processes all applications required for filing with regulatory authorities, finances the acquisition of equipment, oversees its installation and then manages its operation.

     Offices; Equipment. The Company leases office space and equipment for its full service clients. The Company oversees, manages and finances construction, decorating and other improvements to its clients' offices and assists its clients in site selection. The Company also advises its clients on improving, updating, expanding or adapting to new technology.

     Regulatory Compliance. The Company advises its full service clients on regulatory compliance in those areas applicable to each client's medical practice area. The advice is designed to ensure that such client is notified of regulatory changes and operates in compliance with applicable laws and regulations.

     Cost Saving Programs. Based on available volume discounts, the Company seeks to obtain favorable pricing for medical supplies, equipment, pharmaceuticals and other inventory for its full service clients.

     Marketing Strategies. The Company consults with its full service clients on the development of marketing strategies including running advertisements in newspapers and periodicals, suggesting which managed care plans (typically PPOs and HMOs) the physicians should join and performing community educational activities. While the Company advises its clients with respect to these marketing issues, it does not directly engage in sales or marketing activities on behalf of its clients.


Partial Service Clients

     The Company provides its partial service clients with billing and collection services and, in some cases, transcription and temporary staffing services. As is customary in the billing industry, the Company earns fees for its billing and collection services based on varying percentages of collections according to the type and age of the receivables. The Company obtained its first partial service clients with its acquisition of two billing and collection service companies in July 1996. The Company believes that partial service clients may provide the Company with an entree into physician practices that could later become full service clients. At December 31, 1997, the Company provided these services to medical practices employing approximately 1,100 physicians and other health care providers and to 32 hospitals, primarily their emergency room departments.

Preferred Provider Organization

     In June 1997, the Company acquired Consumer Health Network, a PPO operating in New Jersey and, to a more limited extent, New York and Connecticut. Consumer Health Network is the largest PPO in New Jersey. The Company believes that Consumer Health Network may provide it with an introduction to physician practices that could become full service clients. At December 31, 1997, Consumer Health Network had under contract approximately 13,040 physicians and other healthcare providers and 120 hospitals.

     PPOs are designed to enable their network physicians and other health care providers to expand their patient base by negotiating contracts with self-insured employer groups, union groups, insurance companies and other third-party payors under which those payors will make available the network physicians and other healthcare providers to their enrollees. Consumer Health Network earns fees from third-party payors based on a percentage of the savings generated through use of the network. In order to generate these savings, Consumer Health Network has agreements with healthcare providers to provide services to enrollees on a discounted fee for service basis. See "Business -- Government Regulation -- Corporate Practice of Medicine" and "-- Insurance Regulation".


Management of Diagnostic Imaging Services

     In addition to owning and providing administrative support for MRI and other diagnostic imaging equipment used by certain full service clients, the Company owns and manages MRI units in two New York City hospitals and provides a mobile MRI unit to five hospitals in Westchester and Putnam counties. The Company's MRI units are either owned or leased under capital leases. The Company earns fees for providing these services on the basis of a charge for each use of the equipment.


GMMS

     The Company's initial client, GMMS, is a multi-specialty medical practice that specializes in the evaluation, diagnosis and treatment of injured patients. All of the Company's net revenues in 1994 and 1995 and 65%, 45%, 32% and 22% of its net revenues in 1996 and the three month periods ended March 31, June 30 and September 30, 1997, respectively, were generated under management agreements with GMMS. See "Risk Factors -- Dependence on Principal Client" in the accompanying Prospectus. Originally a one-office neurological practice with three physicians, GMMS has grown to 23 healthcare providers. Additionally, GMMS now offers a full range of ancillary tests and services, including diagnostic imaging and physical therapy. The Company believes that GMMS is one of the leading providers of injury related medicine in the New York metropolitan area.


     As a result of GMMS's focus on injury related medicine, the charges incurred by a majority of its patients are not covered by commercial health insurance. Instead, these patients are generally covered by two New York State mandated programs: workers' compensation and automobile no-fault insurance. Additionally, GMMS performs medical services for which it will be paid only upon the successful resolution of negligence claims, either through judicial determination or settlement. For the nine months ended September 30, 1997, 58% of GMMS's revenues resulted from patients covered under workers' compensation or automobile no-fault programs and 23% from contingent claims. As a result of its payor mix, GMMS experiences long collection cycles for its receivables. See "Risk Factors -- Dependence on Principal Client" and "-- Inability to Collect or Delay in Collecting Management Fees" in the accompanying Prospectus.

     Under a management services agreement with GMMS (the "GMMS Agreement"), the Company furnishes GMMS with a comprehensive range of management services encompassing all non-medical aspects of its medical practice. The Company's fees are related to the services provided and include fees based on the Company's direct costs plus a percentage of these costs, per use fees for MRI equipment and administrative support services, hourly consulting charges and reimbursement of certain overhead expenses. All such fees are subject to periodic upward readjustment, based on specified formulae or procedures. To the extent permitted by applicable laws, management fees due from GMMS are collateralized through the assignment, on a full recourse basis, of GMMS's accounts receivable balances. The GMMS Agreement gives the Company a right to purchase the medical practice of GMMS at its then fair market value in the event that New York State permits the practice of medicine by a public corporation without the need to apply for a certificate of need ("CON"). The GMMS Agreement expires in June 2025.

     GMMS is 95% owned by Lawrence Shields, a neurologist who is also a co-founder and principal shareholder of the Company. The transfer of ownership of a majority of GMMS shares to anyone other than Dr. Shields or Dr. Irving Friedman (a 5% owner of GMMS) constitutes an assignment under the GMMS Agreements and may not be made without the consent of the Company.


Information Systems


     The Company is developing, in conjunction with software vendors, an integrated enterprise-wide management information system, which it believes will provide significant value to its client base and allow the Company to more efficiently provide its services. The Company expects that its investment in management information systems will range from approximately $10 to $15 million over the next three years, although the actual amount and timing of the investment will depend upon technological changes, the pace at which the Company adds new clients through its acquisition program and new offices or additional doctors through expansion of its clients and the Company's cash resources.

     Physician Practice Management System. The Company, in conjunction with Medic Corporation, is implementing a physician practice management system ("PPM System") designed to capture patient, insurance and demographic information at the "point of service". Additionally, the Company believes that the PPM System will reduce the administrative burden on physicians, thereby allowing them more time for patient care. The PPM System will be designed to generate real time bills to third-party payors. Additionally, the Company believes that the PPM System will permit it to better assess the operations of the various business units it owns or manages, facilitate the development of a "best practice" operational model, and provide useful feedback to providers and business unit managers. The Company expects to have all of its full service clients' practice sites on the PPM System by the end of 1998. The Company expects to begin a pilot program, in which certain key clients would assist the Company, during the first quarter of 1998.

     Electronic Medical Record System. The Company expects to select an electronic medical record system ("EMR System") to be used by physicians as a clinical management tool and to begin a pilot program, in which certain key clients would assist the Company, during the second half of 1998. The EMR System will be designed to allow the entry of clinical data on a real time basis at the point of service and provide real time access to a patient's medical history and insurance information, including plan restrictions. The EMR System will also suggest treatment protocols and automatically generate the codes used by insurance carriers and health plans associated with patient diagnosis and procedures. The EMR System is expected to be integrated with the PPM System so that, for example, these codes will then be used by the PPM System to generate bills to third party payors.

     Wide Area Network. The Company is expanding its information system and telecommunications capabilities to support the design and implementation of a wide area network ("WAN") to link the Company and its full service and partial service clients and to link physicians at remote locations with their medical practices. The WAN will allow the Company's full service and partial service clients and employees real time and remote access to the Company's PPM System. For example, the WAN would allow physicians to obtain patient clinical information outside of their offices, while on hospital rounds or "on call". The Company expects that the major elements of the WAN will be completed during the first half of 1998.


Management Agreements


     The Company and its full service clients are party to long-term management agreements, generally with terms of 30 years. Under these agreements, the Company furnishes its clients with a comprehensive range of management services, including the provision of office space and equipment, non-medical personnel, administrative services, billing, receivables collections and regulatory compliance, which encompass substantially all the non-medical aspects of its full service clients' medical practices. The Company also offers consultation services regarding marketing strategies and provides financing for the expansion of its clients' medical practices. The specific terms and conditions of any particular management agreement vary depending on the negotiations between the Company and its client and the laws of the jurisdiction where the client's medical practice is located.


     The Company receives fees for providing these services under its management agreements based on its direct costs plus either a fixed fee or a percentage of these costs. The Company also receives hourly consulting charges, per use fees when MRI and other diagnostic imaging equipment is provided and, in the case of GMMS, reimbursement of a portion of the Company's corporate overhead expenses. Fixed and percentage fees are subject to periodic upward readjustment after one or two years based on specified formulae or procedures. In addition, if a full service client expands its business, the Company is entitled to increase its fees by its additional costs plus a percentage of such costs.

     Because New Jersey does not prohibit practice management fees based on a percentage of revenues, the fees paid by one of the Company's full service clients is equal to 80% of the practice's revenue.

     To the extent permitted by applicable laws, management fees due from the Company's full service clients are collateralized through the assignment, on a full recourse basis, of such clients' accounts receivable balances.

     The Company's management agreements also give the Company the right to purchase the medical practice of each of its clients, generally for a nominal amount, in the event that the jurisdiction where such practice is located permits the practice of medicine by a public corporation without the need to apply for a CON or it otherwise becomes lawful for the Company to acquire and operate such practice.


Third-Party Reimbursement

     The Company's management fees (including lease payments for office space and equipment) are payable to the Company by its clients, as required by applicable legal requirements, without regard to (i) the fees which the client charges its patients for its medical services or (ii) whether the client actually receives payment for its services. The Company's ability to collect its management fees in a timely manner, or at all, is affected by such factors as whether its client is reimbursed for its medical services, the timing of such reimbursement and the amount of reimbursement. Further, patient receivables are also subject to rejection by a third-party payor if, in its judgment, the procedures performed were not medically necessary, if the charges exceed such payor's allowable fee standards or if the claim forms are completed improperly. The Company's clients are liable to the Company for management fees regardless of whether the client collects payment for medical services rendered. However, the Company has historically deferred collecting amounts owed to it when clients have experienced delays in collecting payments for medical services. Thus, collection by the Company of its management fees may be adversely affected by the inability to collect its clients' medical fees from third-party payors. See "Risk Factors -- Inability or Delay in Collecting Management Fees" in the accompanying Prospectus.

     The healthcare industry is undergoing significant change as third-party payors, including governmental payors, increase their efforts to control the cost, use and delivery of healthcare services. Thus, most states, including New York, New Jersey and Connecticut, have taken measures to control or reduce healthcare costs by freezing or reducing the reimbursement rates paid by government sponsored or regulated programs to healthcare providers in their states and the Company believes that further such initiatives are probable. Reductions in Medicare rates often lead to reductions in the reimbursement rates of other third-party payors as well and the Company believes that such further reductions are probable. Further changes in Medicare reimbursement rates, coverage guidelines or other changes in reimbursements by third-party payors to clients of the Company, could have a material adverse affect on the Company's operations and profitability.


Government Regulation

     The healthcare industry is highly regulated by numerous laws and regulations at the federal, state and local levels. Regulatory authorities have broad discretion to interpret and enforce these laws and promulgate corresponding regulations. Violations of these laws and regulations (as determined by agencies or judicial authorities) may result in substantial criminal and/or civil penalties and disqualification from participation in Medicare, Medicaid and other payor programs. The Company is also subject to laws and regulations relating to business corporations in general. The Company believes that its current operations are in material compliance with these laws and regulations. The structure of the Company's relationships with its medical practice and hospital clients is also similar in material respects to that of many firms in the physician practice management industry. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation.

     The following are among the laws and regulations that affect the Company's operations and development activities:

     Corporate Practice of Medicine; Operation of a Diagnostic Treatment
Center: The laws of New York, New Jersey, Connecticut and various other states prohibit business corporations such as the Company from practicing medicine and employing or engaging physicians to practice medicine. Under New York regulation as well, the exercise by a practice management company of excessive control over the activities of a medical practice could be deemed to be the operation of an unlicensed diagnostic and treatment center. The operation of such a center, however, requires a CON and license, which are not currently available to a public company such as the Company. The Company leases space and equipment to medical practices and hospital clients and provides these clients with a wide-range of non-medical administrative and managerial services. The Company also provides financing for its clients' acquisitions of physician practices. The Company does not, however, employ or supervise physicians or other licensed healthcare professionals, does not represent to the public or to the patients of its clients that it offers or arranges for medical services, and does not exercise influence or control over the practice of medicine by its clients. The Company does not initiate direct contact with its clients' patients except as an agent and at the specific request of its clients, and then does so only for the purpose of rendering non-medical services such as insurance verification, appointment scheduling and collection. The Company does not direct patient referrals or assign patients to particular physicians. The Company is not responsible for patient care services, medical charts or patient records and does not provide any ancillary medical services to patients or determine when patients will be admitted to or discharged from care. The Company does not establish standards of medical practice or policies for its clients, nor ensure adherence to such standards or policies. Moreover, the Company does not determine what charges are to be made to its clients' patients or to the third-party payors, nor are patient care bills payable to the Company, but only to the Company's clients. The Company does not determine how its clients' income will be distributed or the scope of patient care services that its clients will provide. Accordingly, the Company believes that it is not in violation of New York and other state laws prohibiting the corporate practice of medicine or the unlicensed operation of a diagnostic and treatment center. If the Company were determined to be engaged in the corporate practice of medicine or the unlicensed operation of a diagnostic and treatment center, the Company's contractual relationships with its clients could be jeopardized and it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines and an injunction preventing continuation of its business.

     As a PPO, Consumer Health Network does not provide medical services or employ or engage physicians to practice medicine. However, the New York State Department of Health has taken the position that arranging for health care services constitutes the practice of medicine for purposes of the corporate practice proscriptions and, therefore, only individuals and entities licensed or otherwise legally authorized to provide health care services, such as physicians, professional service corporations, hospitals, HMOs or IPAs, may arrange for the provision of such services. The arrangements in which Consumer Health Network is engaged in New York are consistent with those of other PPOs operating in New York and the Company does not believe that such activities violate the New York laws prohibiting the corporate practice of medicine. If it were determined that such arrangements violated such New York laws, however, Consumer Health Network could be compelled to restructure its contractual relationships with providers and third party payors in New York, such contractual relationships could be jeopardized and it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines and an injunction preventing continuation of such relationships in their present form.

     Fee Splitting: New York and various other states prohibit a physician from sharing or "splitting" fees with persons or entities not authorized to practice medicine. In New York, but not in New Jersey or Connecticut, this prohibition precludes the Company from receiving fees based upon a percentage of its clients' gross income or net revenue. Accordingly, the fee structure set forth in the Company's practice management service agreements with its New York clients, including the Company's agreement for the use and management of diagnostic imaging equipment based on a fixed fee per use charge, provides for remuneration based, directly or indirectly, upon the costs and/or estimated fair market value of the services and equipment provided to such clients by the Company. Management fees based on a fixed fee per use charge are subject to scrutiny as to whether the fee represents indirect fee splitting, but are not improper per se. Consistent with standard practices in the billing and collection services industry, the Company's billing services subsidiary does maintain percentage fee arrangements with certain billing and collection services clients. Although counsel for the New York State Department of Health recently opined that a percentage fee arrangement for billing services would violate the prohibition against professional fee splitting, that opinion is inconsistent with prior Department of Health opinions on the subject and long standing industry practice, and the matter is presently being re-examined by an inter-agency task force convened by the Department of Health. The Company believes, therefore, that such percentage fee arrangements with billing and collection services clients continue to be proper. The Company further believes that its charges to its New York full service clients are not based upon their professional fees or level of income and, accordingly, do not violate fee splitting prohibitions. If such beliefs are incorrect and the Company is determined to be engaged in fee splitting arrangements with its physician clients, such clients could be subject to charges of professional misconduct and penalties ranging from censure and reprimand to revocation of medical license. In addition, the Company could be unable to judicially enforce its fee arrangements with its physician clients, thereby materially adversely affecting the Company.


     Self-Referral Laws: Under the federal Self-Referral Law (the "Stark Law"), certain health practitioners (including physicians, dentist, chiropractors and podiatrists) are prohibited from referring their Medicare patients for the provision of designated health services (including clinical lab, diagnostic imaging, physical therapy and other services) to any entity with which they or their immediate family members have a financial relationship, unless the referral fits within one of the specific exceptions in the statutes or regulations. The penalties for violating the Stark Law include, among others, denial of payment for the designated health services performed, civil fines of up to $15,000 for each service provided pursuant to a prohibited referral, a fine of up to $100,000 for participation in a circumvention scheme and possible exclusion from the Medicare program. In addition, a state cannot receive federal financial participation payments under the Medicaid program for designated health services furnished to an individual on the basis of a physician referral that would result in a denial of payment under Medicare if Medicare covered the services to the same extent and under the same terms and conditions as under a state's Medicaid plan. Additional penalties of up to $2,000 for each improperly billed service may also be imposed under the Federal Civil Monetary Penalties Law. Statutory exceptions under the Stark Law include, among others, direct physician services, in-office ancillary services rendered within a group practice, space and equipment rental, and services rendered to enrollees of certain prepaid health plans. New York, New Jersey and certain other states have similar self-referral laws, applicable to all third party payors. Each of these state laws varies from the others and from the Stark Law, although certain of the Stark Law exceptions are also available under the New York, New Jersey and other state self-referral laws.


     The U.S. Department of Health and Human Services ("HHS") also has initiated a process to issue advisory opinions as to whether a particular arrangement violates the Stark Law. While the Company has not sought an advisory opinion regarding compliance with the Stark Law or similar state laws, the Company believes that its financial relationships with its health practitioner clients and physicians affiliated with such clients do not fall within the Stark Law or state self-referral laws, do not involve the provision of designated health services by the Company or fit within one of the exceptions in such laws, as the Company is neither a healthcare practitioner in a position to refer patients nor an entity that provides prohibited designated health services. Rather, the Company furnishes management, administrative and financial services to its healthcare practitioner clients who may perform such designated health services. Similarly, although the Company offers stock in the Company to certain physicians associated with the Company's clients, which physicians or clients may be in a position to refer patients for designated health services to other entities which receive management and related services from the Company, the Company believes that such investment interests offered to such physicians either do not fall under the Stark or state self-referral laws or fit within one of the exceptions to the laws. Nevertheless, the interpretation of both the Stark and various state self-referral laws is subject to broad discretion by state and federal regulators and an adverse determination by such regulators could affect the Company's continued ability to offer investment interests to physicians or the ability of such physician investors and/or the medical practices with which such physicians are associated to refer patients to entities that receive management and related services from the Company.


     Further, on January 9, 1998, HFCA published proposed Stark Law regulations which, among other things, focus on the definition of "group practice" as that term is used for purposes of the in-office ancillary services exception (the "Proposed Stark II Regulations"). For example, the Proposed Stark II Regulations provide that (i) generally, a group practice must be a single legal entity; (ii) independent contractor physicians are not considered group practice members and, therefore, cannot supervise the provision of any designated health services for purposes of the in-office ancillary exception;
(iii) distribution of income and allocation of expenses within the group practice must be in accordance with methods that are determined prior to the time the group practice has earned the income or incurred the costs; (iv) a group practice member's compensation cannot be directly related to revenues generated by his or her referrals, even if he or she personally provided or supervised the referred service; and (v) the "same building" requirements for purposes of the in-office ancillary services exception do not include services rendered in buildings connected by tunnels or walkways to the group practice nor does it include any services rendered in mobile facilities. Although the Proposed Stark II Regulations do not yet have the full force and effect of law, they provide preliminary guidance regarding HFCA's interpretation of these complex statutory provisions. Accordingly, the Company will be reviewing these proposed regulations in conjunction with the Company's clients to assess whether any changes to the operations of such clients may be appropriate if such regulations are adopted by HFCA in their current form.

     In general, moreover, there can be no assurance that the Company's clients will fully comply with present or future Stark Law or state self-referral law requirements, or that future interpretations or changes to the Stark Law (including its extension to all third-party payors), to similar New York, New Jersey and other state anti-referral laws or regulations or to present or future regulations (including the Proposed Stark II Regulations) promulgated thereunder, will not prohibit or otherwise affect the operations of the Company's clients or the Company's arrangements with its clients and physician shareholders in ways that could materially adversely affect the Company's business.

     Anti-Kickback Laws: The Social Security Act imposes civil and criminal penalties for paying or receiving remuneration (which is deemed a kickback, bribe or rebate) in connection with any federal healthcare program, including Medicare or Medicaid. Violation of this law is a felony, punishable by fines of up to $50,000 per violation and imprisonment for up to five years. This law and related regulations have been broadly interpreted to prohibit the payment, solicitation, offering or receipt of any form of reimbursement in return for the referral of program patients or any item or service that is covered by any federal healthcare program reimbursement. Similar state law prohibitions, not limited to particular payor programs, exist under the laws of New York, New Jersey, Connecticut and other states. Because the breadth of these prohibitions, when read literally, may place many legitimate business relationships into question, the HHS has promulgated various "Safe Harbor" regulations specifying certain relationships and activities that should not violate the federal law and regulations. HHS has also initiated a procedure for issuing advisory opinions with respect to whether a particular arrangement does not violate the anti-kickback statute. The Company does not believe that all of its business practices satisfy each criteria of an applicable "Safe Harbor" provision, nor has it sought an advisory opinion with respect to such practices. Moreover, certain arrangements involving payment of management fees that vary based upon the volume of services provided may be subject to increased scrutiny with respect to remuneration for referral. However, failure of an activity to fully satisfy a "Safe Harbor" provision, or the fact that an arrangement may be subject to scrutiny, does not mean that such activity constitutes a violation of the law; rather the arrangement should be analyzed on the basis of its specific facts and circumstances. The Company believes that its medical practice and hospital client agreements under which it is currently providing management services do not put it in a position to make or induce the referral of patients or services by its clients and that, in any event, the compensation payable to the Company by its clients is unrelated to referrals and is based upon the fair market value of the services and equipment provided to such clients by the Company. Accordingly, the Company believes that these agreements do not violate the federal anti-kickback law or similar state laws. If, however, the Company's management arrangements were found to violate these federal or state laws, the Company and its medical clients could be subject to substantial civil monetary fines and/or criminal sanctions, including a minimum mandatory five year exclusion from participation in any federal healthcare programs, which would materially adversely affect the Company.

     Certificate of Need: In the case of the Company's MRI units, New York, New Jersey and several other states have laws and regulations that require hospitals to obtain a CON to establish an imaging center or to purchase MRI or other major medical equipment. Under CON laws, a hospital is required to substantiate the need and financial feasibility for the establishment of new facilities, commencement of new services or the purchase of major medical equipment in excess of statutory thresholds. The Company's ability to manage imaging equipment for hospitals could be adversely affected by the existence of state CON laws. Under current New York law, a CON is not required for the acquisition or lease of a MRI unit by a physician engaged in the private practice of medicine. Thus, GMMS and other medical practices which have contracted with the Company have not obtained a CON with respect to any MRI units leased from the Company. However, the adoption of legislation extending CON requirements to private medical practices would make it more difficult for physicians to lease diagnostic imaging equipment and could adversely affect the Company's expansion plans.

     Regulation of Diagnostic Imaging Facilities: The operation by the Company's clients of diagnostic imaging equipment administratively managed by the Company is subject to federal and state regulations relating to licensing, standards of testing, accreditation of certain personnel, and compliance with governmental reimbursement programs. The Company believes that its clients are in compliance with these federal and state requirements; however, failure of the Company's clients to comply with the federal and state requirements applicable to the clients' medical practices could adversely affect the Company's continued ability to provide management and related services to its clients.

     No-Fault Insurance; Workers' Compensation: The Company's initial client, GMMS, generates significant revenue from patients covered by no-fault insurance carriers, the related no-fault insurance payment pool and the New York workers' compensation program. In the event that changes in these programs create greater or lesser demand for physician services, decrease the amount of physician compensation under these programs or impose additional or different administrative requirements, the Company could be required to modify its business practices and its administrative services in ways that could be more costly or more burdensome to the Company or in ways that limit or otherwise decrease the revenues that the Company receives from its present and potential future clients for its services. See "Business -- Government Regulation -- New Laws and Regulations".

     Factors Affecting the Ability of Clients to Make Payments to the
Company: In order to comply with applicable federal and state laws, the Company's management fees (including lease payments for office space and equipment) are payable to the Company by its clients without regard to (i) the fees which the client charges its patients for its medical services or (ii) whether the client actually receives payment for such services. The Company's ability to collect the management fees it earns from its clients in a timely manner, or at all, is affected by such factors as whether its client is reimbursed for its medical services, the timing of such reimbursement and the amount of reimbursement. In this regard, a substantial portion of the revenues of the Company's clients are derived from payments by government sponsored or regulated programs (i.e., no-fault insurance, workers' compensation and Medicare), private insurers and managed care companies. All of these third-party payors are engaged in cost reduction programs that may adversely affect the ability of the Company's clients to meet their contractual obligations to the Company which, in turn, could cause the Company to experience significant losses.

     Anti-Trust: It is possible that as the Company provides network, management and administrative services to several clients in a particular market, these medical practices may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of markets. The Company intends to comply with such federal and state laws, but there is no assurance that a review of the Company's business by courts or regulatory authorities would not result in a determination that could adversely affect the operation of the Company and its clients.

     Insurance Regulation: Depending on the scope of the Company's activities in relation to managed care contracting and administration, the Company and its medical clients may be subject to a variety of state laws and regulations affecting HMOs, PPOs and other managed care arrangements, including those involving assumption of insurance risk, independent practice associations ("IPAs"), third party administrators and utilization review activities. The Company intends to comply with such state laws and regulations, but there is no assurance that a review of the Company's business by courts or regulatory authorities would not result in a determination that could adversely affect the operation of the Company and its clients.

     Anti-Fraud/False Claims: There are also federal and state civil and criminal statutes imposing substantial penalties, including substantial civil and criminal fines and imprisonment, on healthcare providers and those who provide services to such providers (including management businesses such as the Company) which fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. In addition, the federal law prohibiting submission of false or fraudulent claims to a federal health care program allows a private person to bring a civil action in the name of the United States government and obtain a portion of the false claims recovery if the action is successful. The Company believes that it and its clients are in material compliance with such laws, but there is no assurance that the Company's (and its clients') activities will not be challenged or scrutinized by governmental authorities or private parties asserting a false claim action in the name of the United States government.

     New Laws and Regulations: In addition to current laws and regulations, federal and state governments regularly consider new laws and regulations that, if enacted, could materially affect the healthcare industry and the payment for, and availability of, the type of healthcare services furnished by the Company's clients. Specifically, New York State has adopted a pilot managed care workers' compensation program that seeks to more closely regulate expenditures for workers' compensation cases. It is not possible at this time to predict if this New York project will be expanded or to assess its full impact on the Company. Nevertheless, it is not certain which, if any, reforms will be adopted by Congress or state legislatures, or when such reforms will be adopted or implemented. New federal and state healthcare legislation and changes in the current regulatory environment may require the Company's business strategies, operations and agreements to be modified and there can be no assurance that such restructuring will be possible without adversely affecting the Company.


     Many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has neither obtained nor applied for an opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Thus, there is no assurance that the Company's operations are or have been in compliance at all times with all such laws and regulations. Nor is there assurance that a court or regulatory authority will not determine that the Company's past, current or future operations (including the provision of practice management and billing services, the purchase and lease-back of client assets, the ownership or operation of ambulatory surgery facilities, the provision of financing to new or existing clients, the purchase and/or financing of medical accounts receivable, the operation of a PPO, the arrangement of management care contracts, and, if appropriate, the granting of an equity interest in the Company to a client) violate applicable laws or regulations.


     If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. For example, if the Company were determined to be operating a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines, and an injunction preventing continuation of its business. The following are among the laws and regulations that affect the Company's operations and development activities: corporate practice of medicine; fee splitting; self-referral laws; anti-kickback and antitrust laws; certificates of need; insurance; regulation of diagnostic imaging and ambulatory surgery facilities; Medicare; Medicaid; no-fault insurance; and workers' compensation. In addition, the federal and state governments continue to examine numerous new laws and regulations that, if enacted or adopted, could result in changes to the health industry and the payment for, and availability of, healthcare services.


     Many aspects of the laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations or to prosecutions that may have uncertain merit, by a variety of state and federal governmental authorities. If the Company or any of its physician or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines, injunctive relief and disqualification from participation in Medicare, Medicaid and other third-party payor programs. Such developments could limit the Company's ability to provide or could restrict or make unprofitable some of the services the Company provides to its clients, generally.


Competition


     The physician practice management business is highly competitive. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. In addition to large hospitals, potential competitors include a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company. The Company believes that its experience in providing physician practice management services in the fragmented and highly regulated New York environment is an important competitive factor.


Employees


     At December 31, 1997, the Company employed 640 persons on a full time basis, comprised of 116 executive and managerial employees; 166 non-medical support persons "on-site" at clients' offices; 21 marketing support persons; 10 information systems support persons; five human resources support persons; 28 accounting staff members; 160 billing, collection and verification employees and 134 recording and clerical employees. In addition, at December 31, 1997, the Company had 280 part-time employees. The Company believes that additional or replacement employees suitable for its needs are available in its current and expected areas of activity. None of the Company's employees are represented by a labor union and the Company is not aware of any activities seeking such organization. The Company considers its relationships with its employees to be good.


Properties

     The Company's principal executive offices are located in approximately 17,000 square feet on four floors of 254 West 31st Street, New York, New York 10001. The floors are leased, pursuant to separate leases, for terms expiring on various dates through April 2008, at an aggregate current annual base rent of approximately $286,000. The Company also leases a 16,900 square foot facility in Syosset, New York at an annual base rent of $189,000.

     In addition, the Company leases on behalf of its clients 36 medical office facilities in the New York metropolitan area. The leases expire on various dates through February 2007 and currently provide for aggregate annual rentals of $1,931,064. Certain of the leases provide for fixed annual increases in their annual base rent during their terms. The Company anticipates that as its full service clients expand their practices and add new services, additional facilities will be required.

                                 UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions contained in the related underwriting agreement between the Company and the Underwriter (the "Underwriting Agreement"), to purchase from the Company 2,000,000 Common Shares offered hereby.

     The Company is obligated to sell, and the Underwriter is obligated to purchase, all of the Common Shares offered hereby, if any are purchased.

     The Underwriter has advised the Company that it proposes to offer the Common Shares initially at the public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriter may allow to selected dealers a concession of $0.38 per share; and that such dealers may reallow a concession of $0.10 per share to certain other dealers. After the public offering, the offering price and the concession may be changed by the Underwriter.

     The Company has granted the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 300,000 additional Common Shares at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus Supplement. The Underwriter may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Common Shares offered hereby. To the extent such option is exercised, the Underwriter will become obligated, subject to certain conditions, to purchase such additional Common Shares.

     The Company, its directors and officers and certain of its significant shareholders have agreed, subject to certain exceptions, not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise, sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Common Shares or other capital stock of the Company or any other securities convertible into, or exchangeable or exercisable for, any Common Shares or other capital stock of the Company for a period of 120 days after the date of this Prospectus Supplement without the prior written consent of the Underwriter, except that the Company may issue (or announce the issuance of) Common Shares and other securities in connection with acquisitions, so long as such Common Shares and securities are issued in private placements without registration under the Securities Act of 1933, as amended. The Underwriter may, at any time and without notice, release all or any portion of the shares subject to such lock-up agreements.

     The Company has agreed to indemnify the Underwriter and contribute to any losses arising out of certain liabilities, including liabilities under the Securities Act.

     In connection with the offering, the Underwriter (and selling group member) may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Shares for the purpose of stabilizing the market price thereof. The Underwriter also may create a short position by selling more Common Shares in connection with the offering than it is committed to purchase from the Company, and in such case may purchase Common Shares in the open market following completion of the offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position, up to 300,000 Common Shares, by exercising its over-allotment option referred to above. In addition, the Underwriter may impose "penalty bids" whereby it may reclaim the selling concession with respect to Common Shares that are distributed in the offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, then they may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, New York, New York and for the Underwriters by Shearman & Sterling, New York, New York. Members of the firm Morse, Zelnick, Rose & Lander, LLP beneficially own an aggregate of 67,528 Common Shares of the Company.


                                    EXPERTS

     The audited financial statements incorporated by reference in this Prospectus Supplement and the accompanying Prospectus have been audited by Arthur Andersen LLP and J.H. Cohn LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated by reference herein, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

PROSPECTUS

                                 $200,000,000
                           COMPLETE MANAGEMENT, INC.

                                  Securities

                            ---------------------

     Complete Management, Inc. (the "Company") intends to issue from time to time in one or more series up to $200,000,000 aggregate offering price of its
(i) unsecured debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) preferred shares, par value $.001 per share ("Preferred Shares"), which may be issued in whole or in a fraction of a Preferred Share in the form of depositary shares evidenced by depositary receipts ("Depositary Shares") and (iii) common shares, par value $.001 per share ("Common Shares") (the Debt Securities, Preferred Shares, Depositary Shares and Common Shares are referred to collectively as the "Securities"). The Securities offered hereby (the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation (including whether senior or subordinated), aggregate principal amount, denomination, maturity, premium, if any, priority, interest rate (which may be variable or fixed), time of payment of any premium and any interest, terms for optional redemption or repayment or for sinking fund payments, and terms for conversion into or exchange for other Offered Securities; (ii) in the case of Preferred Shares, the specific title and stated value, number of shares or fractional interests therein, the dividend, liquidation, redemption, conversion, voting and other rights, and whether interests in the Preferred Shares will be represented by Depositary Shares; and (iii) in the case of all Offered Securities, any initial offering price, will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities offered thereby.

     See "Risk Factors" on pages 3 to 10 for a discussion of certain material factors that should be considered in connection with an investment in the Offered Securities.

     The Offered Securities may be offered directly through underwriters or dealers or through such firms or other firms acting alone or through dealers. The Offered Securities may also be sold directly by the Company or through agents to investors. The names of any agents, dealers or managing underwriters, and of any underwriters involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the applicable agents' commission, dealers' purchase price or underwriters' discounts and commissions and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution".

                            ---------------------

     This Prospectus may not be used to consummate the sale of the Securities unless accompanied by a Prospectus Supplement.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 9, 1998.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the world-wide web at http://www.sec.gov that contains reports, proxy and information statements regarding the Company. Such reports, proxy and information statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which exchange the Company's Common Shares are traded.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus and any Prospectus Supplement as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-27260) are incorporated in this Prospectus by reference:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to the Exchange Act (the "1996 Form 10-K");

   (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997, as amended, and September 30, 1997, filed pursuant to the Exchange Act;

   (3) The Company's Current Report on Form 8-K, as amended, dated June 17, 1997, filed pursuant to the Exchange Act; and

   (4) The Company's Proxy Statement for its 1997 Annual Meeting of Shareholders, dated June 16, 1997, filed pursuant to the Exchange Act.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of the Securities made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this

Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Complete Management, Inc., 254 West 31st Street, New York, New York 10001-2813,
(212) 273-0600, Attention: Corporate Secretary.


                                  THE COMPANY

     The Company provides physician practice management services to medical practices and hospitals located in the New York metropolitan area, particularly New York City, Long Island, the Hudson Valley region and portions of New Jersey and Connecticut. The Company's services range from managing all non-medical aspects of its clients' businesses to providing limited non-medical services, such as billing and collection, transcription and temporary staffing. Additionally, the Company owns and provides administrative support for magnetic resonance and other diagnostic imaging equipment at eight hospitals and certain medical practices. The Company also owns Consumer Health Network, a preferred provider organization ("PPO") operating in New Jersey and, to a more limited extent, New York and Connecticut. Consumer Health Network is the largest PPO in New Jersey.

     At December 31, 1997, the Company's full service clients employed 201 physicians and other health care providers, its partial service clients employed approximately 1,100 physicians and other health care providers and Consumer Health Network had under contract approximately 13,040 physicians and other health care providers and 120 hospitals. As a result, the Company estimates that it provides services to more than 10% of the physicians in the New York metropolitan area. The Company does not, however, provide any type of medical, diagnostic or treatment services; rather, these services are provided by the Company's clients.

     Unless the context otherwise requires, the term "Company" means Complete Management, Inc. and its subsidiaries. The Company was incorporated in New York in 1992 and its executive offices are located at 254 West 31st Street, New York, New York 10001. The Company's telephone number is (212) 273-0600.


                                 RISK FACTORS

     An investment in the Offered Securities involves various material risks. Prospective investors should carefully consider the following factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Offered Securities.

     When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established in the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those identified in this section and elsewhere in this Prospectus.

     In particular, in connection with certain past acquisitions and the entry into long-term physician practice management agreements the Company has disclosed expected additions to its revenues from such transactions. Such revenue forecasts are forward-looking information and as such are inherently subject to risk and uncertainty. Important factors, including the risk factors set forth herein, could cause the Company's actual results from these transactions to differ materially and adversely from the projections, or the additional revenues from these transactions could be offset by a diminution of other revenues. Accordingly, there can be no assurance that the Company will achieve the projected revenues, or, if attained, what effect such revenues will have on the Company's net earnings or earnings per share.

     Substantial Indebtedness; Capital Needs. The Company is, and subsequent to any offering of Debt Securities will continue to be, highly leveraged. At September 30, 1997, the Company and its consolidated subsidiaries had total debt (including a minority interest) of $90,577,000 of which $79,506,000 was long-term debt and $11,071,000 was short-term debt. The Company is party to a $10,000,000 line of credit arrangement with a bank, all of which was drawn at September 30, 1997. The Company also satisfies its ongoing working capital and other cash needs from its cash, cash equivalents and marketable securities, which totaled $72,605,000 at December 31, 1996 and $17,075,000 at September 30, 1997. The ability of the Company to repay its indebtedness (including any Debt Securities that may be issued hereunder) will depend upon its future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. The degree to which the Company is leveraged also may impair its ability to obtain additional financing on acceptable terms, if at all. If the Company experiences unanticipated costs, write-offs of investments, receivables or other assets or operating or other losses, the Company's leverage could increase. Such increased leverage (i) could adversely affect the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures or other purposes should it need to do so, (ii) will require that a substantial portion of the Company's cash flow from operations be dedicated to debt service, (iii) could place the Company at a competitive disadvantage, if it is more highly leveraged than its competitors, and (iv) could make the Company more vulnerable to a downturn in its business.

     The Company's primary sources of liquidity through at least March 31, 1999 are expected to be its cash, cash equivalents and marketable securities, the net proceeds from sales of Securities and further issuances of debt or equity. These sources of liquidity are expected to be sufficient to fund the Company's liquidity requirements through such date if the Company's future operations are consistent with management's current growth expectations. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

     Dependence on Principal Client. All of the Company's revenues in 1994 and 1995 and 65%, 45%, 32% and 22% of its revenues in 1996 and the three-month periods ended March 31, June 30, and September 30, 1997, respectively, were generated under management contracts with Greater Metropolitan Medical Services, P.C. ("GMMS"), a multi-specialty medical practice that specializes in the evaluation, diagnosis and treatment of injured patients. GMMS is 95% owned by a neurologist who is also a co-founder and principal shareholder of the Company. A substantial part of the growth in the Company's business is a direct result of the growth of GMMS's medical practice. The continued vitality of the GMMS medical practice is subject to numerous risks, including the loss of its principal shareholder or key medical personnel, malpractice claims and liability for failure to comply with applicable regulations. The loss of this client or the curtailment of its practice, including as a result of the death or disability of its principal shareholder, could have a material adverse effect on the Company.

     GMMS's failure to operate successfully could jeopardize its ability to pay management fees to the Company. Moreover, although the two management services agreements between the Company and GMMS, which cover all management services provided by the Company, expire in June 2025 and July 2001, respectively (with a provision for the automatic extension of the latter agreement in five-year intervals at the option of the Company), there is no assurance that the Company and GMMS will continue to maintain a productive working relationship.

     At September 30, 1997, $54,166,000, or 59.5%, of the Company's accounts receivable were due from GMMS. These receivables are collateralized by patient service receivables due to GMMS with a face amount of $72,932,000 at such date. GMMS's ability to pay the Company is dependent upon the Company's ability to collect the patient service receivables on behalf of GMMS. On a quarterly basis, the Company reviews, based on estimated rates of collection for each class of patient service and estimated allowances for uncollectible balances, the adequacy of GMMS's collateral. From January 1, 1992 through September 30, 1997, GMMS billed its patients and third-party payors an aggregate of $121,050,000, of which $45,821,000, or 37.9%, had been collected by September 30, 1997. In order for GMMS's patient receivables outstanding at September 30, 1997 to cover the Company's management fees owed by GMMS at that date, 74.3% of such outstanding patient receivables must be collected, representing an overall collection rate of 82.6% on GMMS's billings through September 30, 1997.

     More specifically, at September 30, 1997, $24,735,000, or 33.9%, of GMMS's total patient service receivables were generated through the performance of medical services for which GMMS will be paid only upon the successful resolution of negligence claims by the patients against third parties, either through a judicial determination or settlement. From January 1, 1992 to September 30, 1997, GMMS billed approximately $30,024,000 of such receivables, of which $4,428,000, or 14.7%, had been collected by September 30, 1997. In measuring the adequacy of such receivables as collateral for the Company's management fees owed by GMMS, the Company has estimated that it will collect, on behalf of GMMS, approximately 55% of these outstanding receivable balances. The Company estimates, based upon industry factors and GMMS's historical collection experience prior to its association with the Company, that the entire collection process for these contingent claims generally ranges from one to seven years. Since 1994, however, the percentage of cases resolved within two years of providing service has declined, which may result in an even longer collection cycle or a lower rate of collection. The Company believes that this decline is the result of payors more consistently deferring settlement of these matters until just prior to trial.

     In evaluating the adequacy of its collateral from GMMS, the Company considers historical collection patterns important. The Company, however, also believes that the ultimate collection of receivables is dependent on its ability to improve its billing and collection process and its relations with third-party payors. The Company believes that it can achieve the higher collection rate necessary to assure that the Company's management fees to GMMS are paid in full; however, there can be no assurance that the Company will achieve this rate. See the Company's Form 10-Q for the fiscal quarter ended September 30, 1997. The inability of the Company to collect a significant portion of its management fees owed by GMMS could have a material adverse effect on the Company.

     Inability to Collect or Delay in Collecting Management Fees. The Company's physician practice clients are liable to the Company for management fees regardless of whether the client collects payment for medical services rendered. However, the Company has historically deferred collecting amounts owed to it when clients have experienced delays in collecting payments for medical services. A substantial majority of the accounts receivable generated by the Company's full service clients, particularly GMMS, remain outstanding for extended periods. The average days outstanding for the Company's full service clients' receivables at September 30, 1997 was 350 days. As a result of this long collection cycle, the Company requires more capital to finance its receivables than do most other businesses. The inability of the Company's clients to collect their receivables could adversely affect their ability to pay the Company's management fees, which in turn, could have a material adverse effect on the Company.

     The requirements of many third-party payors regarding claims submission are detailed and complex. Payments may be delayed or refused if the payors' requirements are not complied with in full. Patient receivables are also subject to rejection by a third-party payor if, in its judgment, the procedures performed were not medically necessary, if the charges exceed such payor's allowable fee standards or if the claim forms are completed improperly.

     Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims, have traditionally refused, as a matter of business practice, to pay most claims unless submitted to arbitration. It is the Company's experience that these insurance carriers generally delay payment of these claims until just prior to the arbitration hearing. The Company is generally prepared to take all legally available steps, including arbitration, to collect the receivables generated by its clients, whether owned by the Company or by the client.

     Government Regulation. The healthcare industry is highly regulated by numerous laws and regulations at the federal, state and local levels. Regulatory authorities have broad discretion to interpret and enforce these laws and promulgate corresponding regulations. Violations of these laws and regulations (as determined by agencies or judicial authorities) may result in substantial criminal and/or civil penalties and disqualification from participation in Medicare, Medicaid and other payor programs. Federal and state governments also regularly consider new laws and regulations that, if enacted, could have a material adverse effect on the Company. The Company believes that its current operations are in material compliance with these laws and regulations. The structures of the Company's relationships with its medical practice and hospital clients and its PPO arrangements are also similar in material respects to that of many firms in the physician practice management and PPO industries. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation. For example, although the New York State Department of Health recently opined that the prohibition against professional fee splitting would be violated if a billing service company entered into a percentage fee arrangement with its clients, as the Company's billing services subsidiary does with certain of its clients, the opinion is inconsistent with prior Department of Health opinions and common industry practice, and the matter is presently being re-examined by an inter-agency task force convened by the Department of Health. Many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has neither obtained nor applied for an opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Thus, there is no assurance that the Company's operations are or have been in compliance at all times with all such laws and regulations. In addition, there is no assurance that a court or regulatory authority will not determine that the Company's past, current or future operations (including the provision of practice management and billing services, the purchase and lease-back of client assets, the ownership or operation of ambulatory surgery facilities, the provision of financing to new or existing clients, the purchase and/or financing of medical accounts receivable, the operation of a preferred provider organization, the arrangement of management care contracts, and, if appropriate, the granting of an equity interest in the Company to a client) violate applicable laws or regulations.

     If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. For example, if the Company were determined to be operating a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines, and an injunction preventing continuation of its business. The following are among the laws and regulations that affect the Company's operations and development activities: corporate practice of medicine; fee splitting; self-referral laws; anti-kickback and antitrust laws; certificates of need; insurance; regulation of diagnostic imaging and ambulatory surgery facilities; Medicare; Medicaid; no-fault insurance and workers' compensation. In addition, the federal and state governments are considering numerous new laws and regulations that, if enacted or adopted, could result in comprehensive changes to the healthcare industry and the payment for, and availability of, healthcare services.

     Many aspects of the laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations or to prosecutions that may have uncertain merit, by a variety of state and federal governmental authorities. If the Company or any of its physician or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines, injunctive relief and disqualification from participation in Medicare, Medicaid and other payor programs. Such developments could have a materially adverse effect on the Company.

     Management of Growth and Expansion; Integration of Acquisitions. The Company is undergoing substantial growth. This growth places significant demands on the Company's management and its technical, financial and other resources. To manage its growth effectively, the Company must maintain a high level of operational quality and efficiency, continue to enhance its operational, financial and management systems and expand, train and manage its management and staff. The Company has only limited experience in simultaneously providing physician practice management services to several practices. To execute its growth strategy, the Company plans to significantly increase the number of physician practices under management. There can be no assurance that the Company will be able to manage growth effectively or attract suitable management and other personnel and maintain its operational systems, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of its securities. Furthermore, full integration of a physician practice generally requires three to four months, and there can be no assurance that there will not be substantial unanticipated costs or problems associated with the integration effort or matters existing at the time of acquisition. During the first three months after an acquisition, the Company's expenses related to the acquired physician practice may exceed the revenues it realizes from such practice and, accordingly, any such acquisitions may have a negative effect on the Company's operating results. As the Company pursues its expansion strategy, there can be no assurance that the Company will be able to continue to successfully integrate acquired physician practices and any failure or inability to do so may have a material adverse effect on the Company's results of operations or financial condition and the Company's ability to continue its expansion.

     Ability to Expand Business. The Company's expansion strategy includes increasing the number and type of medical practices to which it provides management services in its current market, other areas in New York State and selected other markets including New Jersey, and securing contracts on behalf of its clients with managed care organizations. The Company intends to identify primary care and specialty medical practices to be acquired by existing clients or to become clients of the Company, possibly in conjunction with the Company's purchase of certain fixed assets and/or accounts receivable of such medical practices. There is no assurance, however, that suitable medical practices will be identified that are either willing to be acquired or to contract for the management services offered by the Company. In addition, the Company may compete for acquisition opportunities with companies that have greater resources than the Company. Moreover, there is no assurance that the Company can expand its business outside the New York metropolitan area or into other states. In order to operate effectively in new locations, the Company must achieve acceptance in the local market and, in order to operate in other states, the Company must adapt its procedures to each such state's regulatory requirements and systems.


     Dependence on Third-Party Payor Reimbursements. The Company's engagement by its full service clients and certain other physician practice clients is based, in part, on such clients' need for the Company's receivables collection skills and its ability to collect payments from third-party payors, primarily automobile no-fault carriers and workers compensation insurers as expeditiously as feasible. See "Inability to Collect or Delay in Collecting Management Fees" above. If the laws and regulations covering these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services could be adversely affected.


     Risk of Lower Margins. Certain services offered by the Company are provided in accordance with fee schedules based on the Company's estimate of the cost of providing these services. Such fee schedules are not readily subject to modification. Accordingly, an unanticipated increase in costs, such as those for personnel, space, equipment or capital, would have a substantial and adverse impact on the Company's operating margins and net income. There is no assurance that the Company's actual costs will not exceed its estimated costs. Both the professional fees earned by hospitals and medical practices and the cost of providing non-medical services to them vary substantially with the nature of the medical activities undertaken, the effectiveness of the medical services provided, the location of the hospital or medical practice and numerous other factors. Further, there is no assurance that the Company's future business relationships will provide margins comparable to those currently earned under existing agreements.


     Cost Containment and Reduction in Reimbursement Rates. Government and private third-party payors are seeking to contain healthcare costs by imposing lower reimbursement and controlling utilization rates and negotiating reduced payment arrangements with service providers. One method for achieving this objective has been the use of a resource-based relative value scale ("RBRVS") payment methodology for physician services, initially implemented by the federal government through the Medicare program. The RBRVS fee schedule pays similarly situated physicians the same amount for the same services, with certain geographical and other adjustments. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. The RBRVS payment system has resulted in reduced payment rates for certain of the procedures historically provided by the physician groups managed by the Company. Management estimates that 30% of the 1996 revenues of physician groups to which the Company now provides broad based management services are derived from government sponsored healthcare programs (principally, Medicare, Medicaid and state reimbursed programs), many of which are paid on the basis of RBRVS. Payment systems based on RBRVS have also been adopted by certain private third-party payors and may become a predominant fee for service payment methodology, which could reduce payments by those third-party payors. Rates paid by many private third-party payors, including those that provide Medicare supplemental insurance, are based on the physician and hospital's usual and customary charges, which are generally higher than Medicare payment rates. A decrease in the number of privately insured patients seen by the practices managed by the Company could cause the revenues of such practices to decrease and in turn adversely affect the Company's results of operations. Thus, there can be no assurance that the Company's revenues from its relationship with such affiliated physicians will be sufficient to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have an adverse effect on the Company's operations. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise.

     Risks Associated with Capitated Fee and Other Managed Care
Arrangements. The New York healthcare industry is continuing to experience significant growth in the number of patients covered by health maintenance, preferred provider and other managed care organizations ("MCOs"), including patients covered by Medicare and Medicaid, automobile no-fault and workers' compensation insurance. Access to the populations covered by these managed care arrangements requires that the practices managed by the Company (or the Company on their behalf) contract with, and arrange for their physicians to be admitted as participating providers of, such MCOs. MCO arrangements often contain mechanisms intended to control or reduce utilization of services and may also provide for provider reimbursement on a discounted fee-for-service or, increasingly, on a risk-sharing or capitated basis. Under these arrangements, the healthcare provider often receives a predetermined amount per patient per month in exchange for providing specified services to patients covered by the arrangement. Such arrangements pass the economic risk of providing care from the payor to the provider. While the growth of capitation arrangements could result in greater predictability of revenues for those clients of the Company that enter into such arrangements, it may create new risks and uncertainties for the profitability of these clients and their ability to pay the Company's management fees. Additionally, the Company may be required to negotiate reduced fee or risk sharing arrangements for its clients to maintain their competitive position in the marketplace. There can be no assurance that the physicians who work for the Company's clients will be included in MCOs or that the Company will be able to negotiate satisfactory MCO arrangements for its clients or be able to provide the service of negotiating such arrangements at commercially reasonable rates. To the extent that medical practice clients have reduced profitability as a result of MCO arrangements, there can be no assurance that the Company will be able to derive sufficient revenues from its relationships with such clients to maintain profitability or sustain its current level of operations.


     Competition. The medical practice management field is highly competitive. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. Further, certain national physician practice management companies have recently begun to enter the New York healthcare market on a limited basis. The Company expects that more competition will develop, in part as a result of its having demonstrated that management companies can operate in the highly regulated New York environment.

     Upgrade of Information Systems; Technological Obsolescence. The operations of the Company and its full service clients are heavily dependent on the Company's information systems. The Company is seeking to develop, in collaboration with its clients and with the assistance of outside consultants, new management information systems, including physician practice management software, a new electronic medical record system and a wide area network to link physicians in remote locations with their medical practices. Implementation of the new information systems will require a transition period during which various Company and client functions must be converted to the new systems. This conversion process may entail errors, defects or prolonged downtime, especially at the outset, and such errors, defects or downtime could have a material adverse effect on the Company either directly or indirectly as a result of damage or harm to its clients' medical practices. While management believes that conversion to the new systems will be completed within three years, there is no assurance that the transition will be completed in a timely manner.

     Both the software and hardware used by the Company in connection with the services it provides have been subject to rapid technological change. Although the Company believes that its technology can be upgraded as necessary, the development of new technologies or refinements of existing technology could make the Company's existing equipment obsolete. Although the Company is not currently aware of any pending technological developments that would be likely to have a material adverse effect on its business, there is no assurance that such developments will not occur.

     Dependence Upon Key Personnel. The Company is dependent upon the expertise and abilities of its management, including its Chairman and Chief Executive Officer, Steven Rabinovici. The loss of the services of

Mr. Rabinovici or other key members of management could have a material adverse effect on the business of the Company. The Company is also indirectly dependent on Dr. Lawrence W. Shields at GMMS, whose loss could adversely affect GMMS's practice and the financial condition and results of operations of the Company. The Company is the beneficiary of key man insurance policies on the lives of Steven M. Rabinovici and Dr. Lawrence W. Shields in the amounts of $2,000,000 and $10,000,000, respectively.


     Liability to Clients' Patients and Others; Insurance. If misdiagnoses are made by the Company's clients using equipment furnished by the Company or if clients' patients or operating personnel suffer injury as a result of using such equipment or if persons are injured on premises leased by the Company to its clients, liability claims could be filed by such client or patient, as the case may be, against the Company. Further, any substantial liability incurred by a client not covered by insurance could impair that client's ability to pay management fees to the Company. While the Company seeks to protect itself from liability claims both by requiring that its clients carry substantial medical malpractice and other liability insurance and by carrying its own general liability insurance, there is no assurance that such insurance would be adequate to fund such claims or that the insurance companies would not find a basis to deny coverage.

     Effective Subordination. The Debt Securities will be obligations solely of the Company, although certain operations of the Company are currently conducted by subsidiaries. The subsidiaries are separate and distinct legal entities and, unless otherwise provided in any Prospectus Supplement, will have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available to the Company to enable it to make payments on the Debt Securities or meet working capital needs or other liabilities of the Company. The Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinated to any lien on the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches that constitute gross negligence, subject to certain limitations imposed by the New York Business Corporation Law. Thus, under certain circumstances, neither the Company nor the shareholders will be able to recover damages even if directors take actions that harm the Company.

     Potential Adverse Impact on Market Price of Securities; Shares Eligible for Future Sale; Possible Volatility of Common Share Price. Sales of substantial numbers of Common Shares in the public market or the perception that such sales may occur could materially adversely affect the market price of the Common Shares. On September 30, 1997, 555,555 shares issuable on the conversion of the Company's outstanding convertible subordinated notes and 27,277 shares issued in connection with a bridge loan entered into by the Company prior to its initial public offering were covered by an effective Registration Statement on Form S-3 and may be publicly sold in the discretion of their beneficial owners. In addition, on September 30, 1997, an aggregate of 7,393,269 Common Shares were issuable upon exercise of outstanding options and warrants and upon conversion of outstanding convertible debentures of the Company. Any Common Shares offered hereby will be immediately tradable in the public market without restriction following the issuance of such Common Shares, unless held by affiliates. Sales in the public market of substantial numbers of Common Shares can be expected to affect the price of the Common Shares and could impair the Company's ability to raise additional capital through equity offerings. Securities of many companies, in particular newer and smaller companies, have experienced substantial fluctuations and volatility that in some cases have been unrelated or disproportionate to the performance of the companies themselves. Operating results of the Company, changes in general conditions in the economy or the healthcare industry or other developments affecting the Company or its competitors could cause the market price of the Common Shares to fluctuate substantially.

     No Prior Public Trading Market for the Debt Securities and Preferred Shares. Prior to the offering of any series of Debt Securities or Preferred Shares hereunder, there will have been no public market for such securities and there can be no assurance as to the liquidity of the trading market for such securities or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of Debt Securities or Preferred Shares, as the case may be, may be adversely affected.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following are the ratios of consolidated earnings to fixed charges for the Company for each of the fiscal years ended December 31, 1993 (the Company's first year of operations) through 1996 and for the nine months ended September 30, 1996 and 1997:

                                         Fiscal Year Ended                  Nine Months Ended
                                            December 31                       September 30
                             ------------------------------------------  -----------------------
                              1993    1994        1995          1996         1996        1997
Ratio of Earnings to Fixed
 Charges                     N/A*    N/A*    133.35 to 1    4.26 to 1    4.31 to 1    2.58 to 1

------------
* There were no fixed charges during this year.

     For purposes of computing this ratio, earnings are defined as income before income taxes plus fixed charges. Fixed charges are interest expense (including the amortization of deferred debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).


                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities offered hereby for working capital and general corporate purposes, which may include financing of the Company's expansion program or repayment of any outstanding indebtedness of the Company. Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, investment grade interest bearing securities.

                                  MANAGEMENT


Executive Officers and Directors

     The executive officers and directors of the Company and their respective ages as of January 31, 1998 are as follows:

              Name                  Age                               Position
--------------------------------   -----   -------------------------------------------------------------
Steven M. Rabinovici ...........    45     Chairman of the Board, Chief Executive Officer and President
Arthur L. Goldberg .............    58     Vice Chairman of the Board and Chief Financial Officer
Kenneth S. Schwartz, M.D. ......    52     Senior Executive Vice President - Business Development and
                                           Mergers and Acquisitions
Dennis W. Simmons ..............    47     Senior Executive Vice President and Chief Operating Officer
Joseph M. Scotti ...............    54     Executive Vice President - Acquisition Analysis, Treasurer,
                                           Secretary
Robert Keating .................    56     Senior Executive Vice President, Director of Operations -
                                           Medical Legal Services
John T. Dooley .................    54     Vice President and Chief Information Officer
Richard DeMaio .................    40     Senior Vice President - Operations
Claire Cardone .................    51     Senior Vice President - Operations
Alan Goldstein .................    50     Vice President - Finance and Chief Accounting Officer
Steven Cohn ....................    48     Director
Steven A. Hirsh ................    57     Director
Joseph S. Tocci ................    57     Director

     All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Directors, other than officers or employees of the Company or holders of 10% or more of its shares, receive an option upon taking office to purchase 20,000 Common Shares exercisable at the fair market value on the date of grant. Mr. Hirsh has waived this grant. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

     Steven M. Rabinovici has been Chairman of the Board, Chief Executive Officer and a director of the Company since December 28, 1995. Since January 22, 1998, he has also served as the Company's president. From December 31, 1992 through December 27, 1995, he was the President, Chief Executive Officer and a director of MMI. He is a founder of the Company and also provided certain consulting services to it during 1994 and 1995. From July 1990 through December 31, 1992, he was an independent healthcare and business consultant. Prior thereto, from December 1979 until July 1990, Mr. Rabinovici served as President of Animed, Inc. (originally known as Cardiopet, Inc.), an animal care business, which was liquidated pursuant to proceedings commenced under the Federal Bankruptcy Code in 1989. On July 21, 1992, MEBE Enterprises, Inc. ("MEBE"), the owner and operator of a single Roy Rogers fast food restaurant, filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Rabinovici was a founder and principal of MEBE. Earlier in his career, Mr. Rabinovici had more than ten years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital. Mr. Rabinovici has over 15 years of experience in the health care industry.

     Arthur L. Goldberg has been Vice Chairman of the Board since January 22, 1998 and Chief Financial Officer and a director of the Company since July 1997. From April 2, 1996 to January 22, 1998, Mr. Goldberg also served as Senior Executive Vice President and Chief Operating Officer of the Company. From August 1993 through March 1996 he was an independent management consultant. From December 1990 through August 1993, he was the Chief Financial Officer of Elek-Tek, Inc., a reseller of computer and related equipment. Mr. Goldberg has over 25 years of experience in a variety of senior financial and operational management positions.

     Kenneth S. Schwartz, M.D. has been Senior Executive Vice President-Business Development and Mergers and Acquisitions of the Company since January 22, 1998. From September 23, 1997 to January 22, 1998, Dr. Schwartz had been Executive Vice President - Medical Affairs of the Company. From July 1997 to September

22, 1997, he was the Vice President - Medical Affairs of the Company. Dr. Schwartz has been the Director of Radiology, St. Francis Hospital, Poughkeepsie, N.Y and the Director at Hudson Imaging Associates, P.C., Jefferson Valley, N.Y. since January 1996 and November 1995, respectively. From March 1995 through November 1996, Dr. Schwartz was the Systems Director, Radiology and Imaging Services, St. Francis Hospital and Medical Center-Saint Francis and Mount Sinai Campuses, Hartford, CT. From 1991 through 1995, he was the Medical Director, Putnam Hospital Center, Carmel, N.Y. and from 1981 through 1995 the Director of Northern Metropolitan Radiology Associates, P.C., which became managed by the Company in August 1996. Dr. Schwartz has been a member of the Board of Directors of BLC Financial Services, Inc. since June 1997. Dr. Schwartz has been a physician for over 20 years.

     Dennis W. Simmons has been Senior Executive Vice President of the Company since September 23, 1997 and Chief Operating Officer of the Company since January 22, 1998. From April 2, 1996 to September 22, 1997, he was the Executive Vice President of Practice Development and Managed Care. From November 1992 to March 1996, he was the Senior Vice President for Coastal Physician Group, Inc. Prior to November 1992, he worked for Medical Care Development, Inc. as a consultant to the Saudi Arabian government and United Healthcare Corp. in Central Texas beginning in October 1985. Mr. Simmons has over 20 years of healthcare experience.

     Joseph M. Scotti has been Executive Vice President -- Acquisition Analysis since January 1997 and Treasurer and Secretary of the Company since December 1995. From December 28, 1995 until January 1997, Mr. Scotti was also Vice President and Chief Financial Officer of CMI. From January 1993 through December 27, 1995, he held similar positions with MMI. From February 1992 to January 1993, Mr. Scotti was a consultant to Burke & Burke, a food store chain.


     Robert Keating has been Senior Executive Vice President, Director of Operations - Medical Legal Services of the Company since April 8, 1996. From January 1995 to April 7, 1996, Mr. Keating was the Administrative Judge, Second Judicial District, Supreme Court, State of New York. Prior thereto he was the Administrative Judge, Criminal Court of the City of New York since April 1985. Concurrently, from 1992 to present, he has supervised and developed the Midtown Community Court.

     John T. Dooley has been a Vice President and Chief Information Officer of the Company since September 1996. From May 1996 to September 1996, Mr. Dooley was the Chief Information Officer for three corporations owned by Long Island Jewish Medical Center: CHP: The Medical Group, Managed Health Inc. and LIJ-MS. From January 1995 to May 1996, Mr. Dooley served as the Chief Information Officer of New Hanover Regional Medical Center. From March 1994 to December 1995, Mr. Dooley was a Senior Manager of Implementation Specialists for Healthcare, a management consulting firm specializing in healthcare systems. Prior thereto, from December 1992 to February 1995, Mr. Dooley served as the Chief Information Officer of North Shore University Hospitals, a series of tertiary care teaching and community hospitals comprising 1,250 beds. From May 1988 to December 1992, Mr. Dooley served as the Assistant Vice President, Information Services of St. Vincent's Hospital and Medical Center, an 813 bed tertiary care teaching hospital located in New York City. Mr. Dooley has over 25 years of experience in health care information systems.

     Richard DeMaio has been Senior Vice President of Operations of the Company since September 23, 1997. From March 1994 to September 22, 1997, he was the Vice President of Operations of the Company. From March 1989 through February 1994, he was assistant administrator at the Long Island Jewish Medical Center with administrative responsibilities for various clinical and support services. Mr. DeMaio is a member of the American College of Healthcare Executives and has also served on the Executive Committee of the Metropolitan Health Administrators Association.

     Claire A. Cardone has been Senior Vice President of Operations for diagnostic imaging of the Company since September 23, 1997. From December 28, 1995 to September 22, 1997, she was the Vice President of Operations for diagnostic imaging of the Company. From 1993 to December 27, 1995, she was the Vice President of Operations of MMI. From 1985 to 1993, Ms. Cardone was Senior Associate Administrator at St. John's Episcopal Hospital, a 300 bed community teaching hospital in Queens, New York.

     Alan Goldstein has been Vice President - Finance and Chief Accounting Officer since September 23, 1997. From January 1, 1997 through May 30, 1997, he was an independent financial consultant to Kollsman, Inc. From

June 1, 1994 through December 31, 1996, he was Vice President and Chief Financial Officer of RF International, Inc., an international transportation services company. Prior thereto he was an independent financial consultant from June 1993 and the Vice President of Finance and Administration of Janus Systems, Inc. (a division of Sequa Corporation), a systems integrator and software developer from September 1990. He is a Certified Public Accountant with over 12 years of public accounting experience.

     Steven Cohn has been a director of the Company since January 3, 1996 and a member of its Audit and Compensation Committees since April 2, 1996. Mr. Cohn is a member of the law firm of Goldberg & Cohn.

     Steven A. Hirsh has been a director of the Company and a member of its Audit and Compensation Committees since September 30, 1996. Mr. Hirsh has been a portfolio manager for William Harris & Co., a financial services company, for more than five years. Since 1994, he has also been Chairman, Chief Executive Officer and President of Astro Communications, Inc., a manufacturer of strobe lights.

     Joseph S. Tocci has been a director of the Company and a member of its Audit and Compensation Committees since May 12, 1997. He is a founder and has been a managing partner of Tocci, Goldstein & Co. (formerly Tocci and Marcano), certified public accountants, for over the past five years. From October 1993 through December 1995, Mr. Tocci was a director of MMI, which was acquired by the Company in a merger in January 1996.


Committees of the Board of Directors

     The Company's Board of Directors has established Compensation and Audit Committees, whose members are Messrs. Cohn, Hirsh and Tocci. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the issuance of stock options and discretionary cash bonuses to the Company's officers, employees, directors and consultants. The Audit Committee meets with management and the Company's independent public accountants to determine the adequacy of internal controls and other financial reporting matters. It is the intention of the Company to appoint only independent directors to the Audit and Compensation Committees.

                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement will be described therein. The Senior Debt Securities will be issued under the Senior Indenture (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, trustee (the "Senior Trustee") prior to the issuance of the Senior Debt Securities. The Subordinated Debt Securities are to be issued under the Subordinated Indenture (the "Subordinated Indenture"), between the Company and The Chase Manhattan Bank, trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an "Indenture" and collectively as the "Indentures". The Senior Trustee and the Subordinated Trustee are sometimes referred to individually as a "Trustee" and collectively as the "Trustees". The forms of Senior Indenture and Subordinated Indenture are filed as exhibits to the Registration Statement. Each Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended.

     The statements herein relating to the Debt Securities and the Indentures are summaries and are subject to the detailed provisions of the Indentures. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Indentures, and, with respect to any particular Debt Securities, to the description thereof in the applicable Prospectus Supplement. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions".

General

     Neither Indenture limits the aggregate amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Senior Debt Securities when issued will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Senior Debt Securities will be effectively subordinated to any secured indebtedness of the Company and to any indebtedness or other obligations, including trade payables, of the Company's subsidiaries to the extent of the assets of such subsidiaries. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all Senior Indebtedness.

     The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered:

       (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities.

       (2) The aggregate principal amount of such Debt Securities.

       (3) The date or dates on which such Debt Securities will mature.

       (4) The rate or rates of interest, if any, or the method of calculation thereof, that such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date.

       (5) The place or places where the principal of and any premium and interest on such Debt Securities will be payable.

       (6) The period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto.

       (7) The obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the holders thereof.

       (8) The denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof.

       (9) Whether such Debt Securities will be convertible into or exchangeable for Common Shares or other Securities and, if so, the terms and conditions upon which such Debt Securities will be convertible or exchangeable.

       (10) Any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities.

       (11) The provision for any sinking fund or analogous payments.

       (12) If other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon acceleration of the maturity thereof.

       (13) If the principal amount of any Debt Securities that will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount that will be deemed to be the outstanding principal amount of such Debt Securities.

       (14) Any provisions in modification of, in addition to or in lieu of any of the provisions concerning defeasance and covenant defeasance contained in the applicable Indenture that will be applicable to such Debt
   Securities.

       (15) Any provisions granting special rights to the holders of Debt Securities upon the occurrence of such events as may be specified.

       (16) Whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby.

       (17) The applicability of, and modifications to, any provisions described under "Events of Default" and any additional Event of Default applicable thereto.

       (18) Any covenants applicable to such Debt Securities in addition to, or in lieu of, the covenants described under "--Certain Covenants of the Company".

       (19) Whether such Debt Securities are secured.

       (20) If other than the applicable Trustee, any fiscal or authenticating or paying agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with such Debt Securities for or on behalf of the holders thereof or the Company or an affiliate.

       (21) The person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date.

       (22) Any other specific terms, conditions or provisions of such Debt Securities.

     The Debt Securities referred to on the cover page of this Prospectus, and any additional debt securities issued under an Indenture, are herein collectively referred to, while a single Trustee is acting with respect to all debt securities issued under such Indenture, as the "Indenture Securities". Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Indenture Securities. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of Indenture Securities for which it is the Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.


     Debt Securities may be issued at a discount from their principal amount. United States federal income tax considerations and other special considerations applicable to any such original issue discount Debt Securities will be described in the applicable Prospectus Supplement.

Certain Definitions

     "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated).

     "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

     "Closing Date" means, with respect to any Debt Securities, the date on which such Debt Securities are originally issued under the applicable Indenture.

     "Consolidated Net Worth" means, at any date of determination, shareholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) Capitalized Lease Obligations, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Agreements, and (h) ever obligation of the type referred to in clauses (a) through (g) if another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the applicable Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Debt for purposes of this definition.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of any event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity or (iii) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Restricted Subsidiaries or (b) as to the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired since the end of such fiscal year and would have been a Significant Subsidiary if it had been owned during such fiscal year.

     "Stated Maturity" means, when used with respect to any Debt Security or any installment of interest thereon, the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

     "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.


Certain Covenants of the Company

     Unless otherwise specified in the applicable Prospectus Supplement, the following covenants contained in the Indentures shall be applicable with respect to each series of Debt Securities:

     Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company or any of its subsidiaries to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Reports. The Company will be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (a) to file with the applicable Trustee, and provide to each holder of Debt Securities, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so require and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Debt Securities promptly upon written request.


Subordination of Subordinated Debt Securities


     The payment of the principal of (and premium, if any, on) and interest, if any, on the Subordinated Debt Securities will be expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company. If so indicated in the applicable Prospectus Supplement, the provisions regarding subordination of the Subordinated Debt Securities set forth in the Subordinated Indenture (or the definition of any term used therein) may differ from the provisions set forth below.


     Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety, upon the terms and conditions described under "Consolidation, Merger and Sale of

Assets"), the holders of Senior Debt will first be entitled to receive payment in full, in cash or cash equivalents, of all amounts due or to become due on or in respect of such Senior Debt before the holders of Subordinated Debt Securities are entitled to receive any payment of principal of (or premium, if any) or interest on the Subordinated Debt Securities or on account of the purchase or redemption or other acquisition of Subordinated Debt Securities by the Company or any Subsidiary of the Company. In the event that, notwithstanding the foregoing, the Subordinated Trustee or the holder of any Subordinated Debt Securities receives any payment or distribution of assets of the Company of any kind or character (excluding equity or subordinated securities of the Company provided for in a plan of reorganization or readjustment that, in the case of subordinated securities, are subordinated in right of payment to all Senior Debt to at least the same extent as the Subordinated Debt Securities are so subordinated), before all the Senior Debt is paid in full, then such payment or distribution will be held in trust for the holders of Senior Debt and will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay the Senior Debt in full.

     The Company may not make any payments on account of the Subordinated Debt Securities or on account of the purchase or redemption or other acquisition of Subordinated Debt Securities if a default in the payment when due of principal of (or premium, if any) or interest on Specified Senior Debt has occurred and is continuing, or a default (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default) with respect to any Specified Senior Debt permitting the holders thereof (or a trustee or agent on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") has occurred and is continuing and the Company and the Subordinated Trustee have received written notice thereof from an authorized person on behalf of any holder of Specified Senior Debt, then the Company may not make any payments on account of the Subordinated Securities for a period (a "blockage period") commencing on the date the Company and the Subordinated Trustee receive such written notice (a "Blockage Notice") and ending on the earliest of (x) 179 days after such date (the "Initial Period"), (y) the date, if any, on which the Specified Senior Debt to which such default relates is discharged or such default is waived or otherwise cured and (z) the date, if any, on which such blockage period has been terminated by written notice to the Company or the Subordinated Trustee from the person who gave the Blockage Notice. Any number of additional payment blockage periods shall extend beyond the Initial Period. After the expiration of the Initial Period, no payment blockage period may be commenced until at least 181 consecutive days shall have elapsed from the last day of the Initial Period. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Specified Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Subordinated Trustee or the holder of any Subordinated Debt Securities prohibited by these blockage provisions, then such payment will be held in trust for the holders of Senior Debt and will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extend necessary to pay in full all the Senior Debt.

     By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Debt or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     The subordination provisions described above will cease to be applicable to the Notes upon any defeasance or covenant defeasance of the Notes as described under "Defeasance or Covenant Defeasance of Indentures".

     The terms "Senior Debt" and "Specified Senior Debt" will be defined in the applicable Prospectus Supplement for an offering of Subordinated Debt Securities.

     If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the applicable Prospectus Supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Debt outstanding as of a recent date.


Events of Default

     Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute "Events of Default" under each Indenture with respect to Debt Securities of any series (unless they are inapplicable to such series of Debt Securities or they are specifically deleted in the supplemental indenture or the Board Resolution under which such series of Debt Securities is issued or has been modified):

       (a) default in the payment of any interest on any Debt Security of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

       (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due;

       (c) failure to perform or comply with the applicable Indenture provisions described under "Consolidation, Merger and Sale of Assets";

       (d) default in the performance, or breach, of any covenant or agreement of the Company contained in the applicable Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere therein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the applicable Trustee or to the Company by such Trustee or to the Company and such Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding as provided in such Indenture;

       (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Significant Subsidiary, which issue has an aggregate outstanding principal amount of not less than $2,000,000, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt;

       (f) failure by the Company or any of its Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $2,000,000, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

       (g) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; or

       (h) any other Event of Default specified for such series.

     If an Event of Default (other than as specified in clause (g) above) occurs and is continuing under the Indenture applicable to any series of Debt Securities, the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of all of the outstanding Debt Securities of such series immediately due and payable and, upon any such declaration, such principal will become due and payable immediately.

     If an Event of Default specified in clause (g) above occurs and is continuing, then the principal of all of the outstanding Debt Securities of any series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder of Debt Securities of such series.

     At any time after a declaration of acceleration under either Indenture, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series, by written notice to the Company and such Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with such Trustee a sum sufficient to pay (A) all overdue interest on all Debt Securities of such series, (B) all unpaid principal of (and premium, if any, on) any outstanding Debt Securities of such series that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Debt Securities of such series, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Debt Securities of such series, and (D) all sums paid or advanced by such Trustee under such Indenture and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Debt Securities of such series that have become due and solely by such declaration of acceleration have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

     The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all of the Debt Securities of such series, waive any past defaults under the applicable Indenture, except a default in the payment of the principal of (and premium, if any on) or interest on any Debt Securities of such series, or in respect of a covenant or provision that under such Indenture cannot be modified or amended without the consent of the holder of each such Debt Security outstanding.

     If a Default or an Event of Default occurs with respect to a series of Debt Securities and is continuing and is known to either Trustee, the applicable Trustee will mail to each holder of the Debt Securities of such series notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Debt Securities of any series, such Trustee may withhold the notice to the holders of the Debt Securities of such series if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of such series.

     The Company is required to furnish to the Trustees annual statements as to the performance by the Company of their respective obligations under the applicable Indenture and as to any default in such performance. The Company is also required to notify the applicable Trustee within five days of any Default.



Satisfaction and Discharge of the Indentures and the Debt Securities

     Upon the request of the Company, an Indenture will cease to be of further effect (except as to surviving rights of registration of transfer of the Debt Securities of any series outstanding under such Indenture, as expressly provided for in such Indenture) and the applicable Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of such Indenture when (a) either (i) all the Debt Securities of any series theretofore authenticated and delivered (other than destroyed, lost or stolen Debt Securities of any series that have been replaced or paid and Debt Securities of any series that have been subject to defeasance under "Defeasance or Covenant Defeasance of Indentures") have been delivered to such Trustee for cancellation or (ii) all Debt Securities of any series not theretofore delivered to such Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) at to be called for redemption within one year under arrangements satisfactory to such Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with such Trustee funds in trust for the purpose and in an amount sufficient to pay and discharge the entire Debt on such Debt Securities of any series not theretofore delivered to such Trustee for cancellation, for principal (and premium, if any, on) and interest on the Debt Securities of any series to the date of such deposit (in the case of Debt Securities of any series that have become due and payable) or to the Stated Maturity or Redemption Date (as defined in the Indentures), as the case may be; (b) the Company has paid or caused to be paid all sums payable under such Indenture by the Company; and (c) the Company has delivered to such Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.


Modification and Waiver

     Modifications and amendments of an Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Debt Securities of any series to be offered under the Indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of such series affected thereby,


       (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Securities of such series, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where any Debt Securities of such series or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);


       (b) reduce the percentage in principal amount of outstanding Debt Securities of such series, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, such Indenture; or

       (c) in the case of the Subordinated Indenture, modify any provisions relating to subordination of the Debt Securities of such series in a manner materially adverse to the holders thereof.

     The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture with respect to such series.

     Modification and amendment of an Indenture may be made by the Company and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under such Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture and any related coupons or to surrender any right or power conferred upon the Company by such Indenture; (c) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities; (d) to add to or change any provisions of such Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Indenture Securities in uncertificated form, provided that any such actions do not adversely affect the holders of such Indenture Securities or any related coupons; (e) to change or eliminate any provisions of such Indenture, provided that any such change or elimination will become effective only when there are no such Indenture Securities outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (f) in the case of the Senior Debt Securities to secure the Indenture Securities under the Senior Indenture pursuant to the Senior Indenture, or otherwise; (g) to establish the form or terms of such Indenture Securities of any series and any related coupons; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in such Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of a series issued thereunder or any related coupons in any material respect; or (j) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities thereunder, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities and any related coupons in any material respect.


Consolidation, Merger and Sale of Assets

     Unless otherwise provided in the Prospectus Supplement, each Indenture provides that the Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless:

       (a) either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by sale, assignment, transfer, lease or other disposition of its properties and assets of the Company substantially as an entirety (the "Surviving Entity")
   (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the applicable Trustee, all of the Company's obligations under such Indenture and any Debt Securities issued thereunder;

       (b) immediately after giving effect to such transaction and treating any obligation of the Company or a Restricted Subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

       (c) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under such Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

       (d) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company (or the Surviving Entity if the Company is not the continuing obligor under such Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt (as defined in such Indenture)) pursuant to the first paragraph of any "Limitation on Debt" covenant applicable to any series of Debt Securities;

       (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of any "Limitation on Liens" covenant applicable to any series of Debt Securities are complied with; and

       (f) the Company delivers, or causes to be delivered, to such Trustee, in form and substance reasonably satisfactory to such Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of such Indenture.

     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant and in which the Company is not the continuing obligor under such Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under such Indenture, and thereafter the Company will be discharged from all its obligations and covenants under such Indenture and the Debt Securities.


Defeasance or Covenant Defeasance of Indentures

     Unless the Prospectus Supplement relating to the Offered Debt Securities otherwise provides, the Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding Debt Securities of such series, except for (a) the rights of holders of outstanding Debt Securities of such series to receive payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities when such payments are due, (b) the Company's obligations to issue temporary Debt Securities of such series, register the transfer or exchange of any Debt Securities of such series, replace mutilated, destroyed, lost or stolen Debt Securities of such series, maintain an office or agency for payments in respect of the Debt Securities of any series and segregate and hold such payments in trust, (c) the rights, powers, trusts, duties and immunities of the applicable Trustee and (d) the defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants set forth in such Indenture, and any failure to comply with such obligations would not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the applicable Trustee, as funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Debt Securities of a series, money in an amount, of U.S. Government Obligations (as defined in the Indentures) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Debt Securities of such series at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (g) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound; (d) in the case of defeasance, the Company must deliver to such Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
(e) in the case of covenant defeasance, the Company must have delivered to such Trustee an opinion of counsel to the effect that the Holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to such Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.


Form, Registration, Transfer and Payment

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All monies paid by the Company to a Paying Agent (as defined in the Indentures) for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder (as defined in the Indentures) of such Debt Security may look only to the Company for payment thereof.


Book-Entry Debt Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters of, or agents for, such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     Debt Securities will be issued in fully registered, certificated form ("Definitive Securities") to holders or their nominees, rather than to the Depositary or its nominee, only if (a) the Depositary advises the applicable

Trustee in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depositary with respect to such Debt Securities and it is unable to locate a qualified successor, (b) the Company, at its option, elects to terminate the book-entry system or (c) after the occurrence of an Event of Default with respect to such Debt Securities, a Holder of Debt Securities advises the applicable Trustee in writing that it wishes to receive a Definitive Security.

     Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all applicable holders through the Depositary and its participants of the availability of Definitive Securities. Upon surrender by the Depositary of the definitive certificates representing the corresponding Debt Securities and receipt of instructions for re-registration, such Trustee will reissue such Debt Securities as Definitive Securities to such holders.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or nominee will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.


Regarding the Trustees

     The Indentures contains certain limitations on the right of the Trustees, should any Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in certain other transactions; however, if any Trustee acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

     Either Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.


                   DESCRIPTION OF OUTSTANDING CAPITAL STOCK


     The authorized capital stock of the Company consists of 40,000,000 Common Shares, par value $.001 per share, and 2,000,000 Preferred Shares, par value $.001 per share. On September 30, 1997, there were outstanding (a) 10,826,972 Common Shares, (b) stock options to purchase an aggregate of 1,880,292 Common Shares (of which options to purchase an aggregate of 798,145 Common Shares were currently exercisable), (c) convertible subordinated debentures entitling the holders thereof to purchase an aggregate of 4,671,875 Common Shares, (d) convertible subordinated notes entitling the holders thereof to purchase an aggregate of 555,555 Common Shares and (e) warrants to purchase an aggregate of 841,102 Common Shares. No Preferred Shares had been issued as of such date.

                         DESCRIPTION OF COMMON SHARES

     Under the Certificate of Incorporation, the Company is currently authorized to issue up to 40,000,000 of its Common Shares. The Prospectus Supplement relating to an offering of Common Shares will describe terms relevant thereto, including the number of shares offered, any initial offering price, and market price and dividend information.

     The following description of the Common Shares of the Company is a summary of certain provisions of the Company's Certificate of Incorporation and By-laws.

     Subject to the rights of the holders of any outstanding Preferred Shares, holders of Common Shares are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See also "Description of Preferred Shares - Dividend Rights".

     Holders of the Common Shares are entitled to one vote for each share held of record by them on all matters voted upon by the shareholders of the Company, including the election of directors. The Common Shares do not have cumulative voting rights. Election of directors is decided by the holders of a plurality of the shares entitled to vote and present in person or by proxy at a meeting for the election of directors. See "Description of Preferred Shares - Voting Rights" for a discussion of the voting rights of any Preferred Shares that might be issued in the future.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which holders of the Company's Preferred Shares are entitled (if any Preferred Shares are then outstanding), the holders of Common Shares are entitled to share ratably in the remaining assets of the Company.

     The outstanding Common Shares are, and any Common Shares offered hereby upon issuance and payment therefor will be, fully paid and non-assessable. The Common Shares have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

     The Common Shares of the Company are listed on The New York Stock Exchange under the symbol "CMI". The transfer agent and registrar is Continental Stock Transfer & Trust Company.

     Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, founders of the Company, are parties to a June 1995 Shareholders' Agreement pursuant to which they have agreed to vote (and subsequently voted) all of their shares of the Company, for a period of ten years, in favor of election to the Board of Directors of the Company and for such other or additional nominees as may be designated from time to time and approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is the Chairman of the Board and Chief Executive Officer of the Company, Mr. Jacaruso is the former Vice Chairman of the Board and former President of the Company and Dennis Shields, the son of Dr. Shields, is a former Executive Vice President and a former director of the Company. Marie Graziosi is the wife of David Jacaruso. Dr. Shields is a founder of CMI, the Company's second largest shareholder and the founder and a 95% shareholder of GMMS. At September 30, 1997, Messrs. Rabinovici, Jacaruso, Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially owned an aggregate of approximately 2,265,081 shares or 20.9% of the Company's outstanding Common Shares.


                        DESCRIPTION OF PREFERRED SHARES


General

     The following summary does not purport to be complete and is subject in all respects to applicable New York law and the Company's Certificate of Incorporation.

     The Company is authorized by its Certificate of Incorporation to issue 2,000,000 Preferred Shares. The Board of Directors is authorized to designate with respect to each new series of Preferred Shares the number of shares in each series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividend, shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any Preferred Shares issued will rank prior to the Common Shares as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Shares and, under certain circumstances, may discourage an attempt by others to gain control of the Company. The Company may amend from time to time its Certificate of Incorporation to increase the number of authorized Preferred Shares. Any such amendment would require the approval of the holders of a majority of the outstanding Common Shares and the approval of the holders of a majority of the outstanding shares of all series of Preferred Shares voting together as a single class without regard to series. As of the date of this Prospectus, the Company had no Preferred Shares outstanding.


     The applicable Prospectus Supplement will describe the following terms of the offered series of Preferred Shares: (a) title and stated value of such series; (b) the number of shares in such series; (c) the dividend payment dates and the dividend rate or method of determination or calculation of such terms applicable to the series; (d) applicable redemption provisions, if any; (e) sinking fund or purchase fund provisions, if any; (f) the fixed liquidation price and fixed liquidation premium, if any, applicable to the series; (g) the conversion rights, if any, and the rate or basis of exchange or conversion into other securities or method of determination thereof applicable to the series, if any; (h) whether interests in such series will be represented by Depositary Shares; (i) applicable voting rights; and (j) any other terms applicable thereto.


Redemption


     A series of Preferred Shares may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.


     The applicable Prospectus Supplement for any series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such series of Preferred Shares that shall be redeemed by the Company on the date or dates to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.


     If fewer than all the outstanding shares of any series of Preferred Shares are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the Preferred Shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.


Conversion Rights; Preemptive Rights


     The applicable Prospectus Supplement for any series of Preferred Shares will state the terms, if any, on which shares of that series are convertible into Common Shares or another series of preferred shares of the Company. The Preferred Shares will have no preemptive rights.


Dividend Rights


     The holders of the Preferred Shares of each series shall be entitled to receive, if and when declared payable by the Board of Directors, out of assets available therefor, dividends at, but not exceeding, the dividend rate for such series (which may be fixed or variable), payable at such intervals and on such dates as are provided in the resolution of the Board of Directors creating such series. If such intervals and dividend payment dates shall vary from time to time for such series, such resolution shall set forth the method by which such intervals and such dates shall be determined. Such dividends on Preferred Shares shall be paid before any dividends, other than a dividend payable in Common Shares of the Company, may be paid upon or set apart for any shares of capital stock ranking junior to the Preferred Shares in respect of dividends or liquidation rights (referred to in this Prospectus as "stock ranking junior to the Preferred Shares").


Voting Rights

     Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Shares, or except as expressly required by the laws of the State of New York or other applicable law, the holders of the Preferred Shares will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, each such share will be entitled to one vote on matters on which holders of such series of Preferred Shares are entitled to vote. However, as more fully described below under "Depositary Shares," if the Company elects to issue Depositary Shares representing a fraction of a share of a series of Preferred Shares, each such Depositary Share will, in effect, be entitled to such fraction of a vote, rather than a full vote. Since each full share of any series of Preferred Shares shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred shares are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Shares.


Liquidation Rights

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Preferred Shares shall be entitled to receive, for each share thereof, the fixed liquidation or stated value for the respective series together in all cases dividends accrued or in arrears thereon, before any distribution of the assets shall be made to the holders of any stock ranking junior to the Preferred Shares. If the assets distributable among the holders of Preferred Shares should be insufficient to permit the payment of the full preferential amounts fixed for all series, then the distribution shall be made among the holders of each series ratably in proportion to the full preferential amounts to which they are respectively entitled.


Miscellaneous

     The Preferred Shares upon issuance and the receipt of full consideration will be fully paid and nonassessable.


                       DESCRIPTION OF DEPOSITARY SHARES


General

     The Company may, at its option, elect to offer fractional Preferred Shares, rather than whole Preferred Shares. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares as described below.

     The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Bank"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the rights and preferences of the Preferred Shares represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing fractional Preferred Shares in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary Bank may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.


Withdrawal of Preferred Shares


     Upon surrender of the Depositary Receipts to the Depositary Bank, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of the number of whole Preferred Shares represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Shares to be withdrawn, the Depositary Bank will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Owners of Depositary Shares will be entitled to receive only whole Preferred Shares. In no event will fractional Preferred Shares (or cash in lieu thereof) be distributed by the Depositary Bank. Consequently, a holder of a Depositary Receipt representing a fractional Preferred Share would be able to liquidate his position only by a sale to a third party (in a public trading market transaction or otherwise), unless the Depositary Shares are redeemed by the Company or converted by the holder.


Dividends and Other Distributions


     The Depositary Bank will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the number of such Depositary Shares owned by such holders.


     In the event of a distribution other than in cash, the Depositary Bank will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary Bank determines that it is not feasible to make such distribution, in which case the Depositary Bank may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.


Redemption of Depositary Shares


     If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary Bank resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary Bank. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Shares. Whenever the Company redeems Preferred Shares held by the Depositary Bank, the Depositary Bank will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary Bank.


Voting the Preferred Shares


     Upon receipt of notice of any meeting at which the holders of Preferred Shares are entitled to vote, the Depositary Bank will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary Bank as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Depositary Bank will endeavor, insofar as practicable, to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary Bank in order to enable the Depositary Bank to do so. The Depositary Bank may abstain from voting Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Shares.

Amendment and Termination of the Depositary Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary Bank. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary Bank only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.


Charges of Depositary Bank

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary Bank in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of Preferred Shares upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.


Miscellaneous

     The Depositary Bank will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary Bank and that the Company is required to furnish to the holders of Preferred Shares.

     Neither the Depositary Bank nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary Bank under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Shares for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


Resignation and Removal of Depositary Bank

     The Depositary Bank may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary Bank, any such resignation or removal to take effect upon the appointment of a successor Depositary Bank and its acceptance of such appointment. Such successor Depositary Bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                             PLAN OF DISTRIBUTION

     The Company may sell Offered Securities to one or more underwriters or dealers for public offering and sale by them or may sell Offered Securities directly to other purchasers, or through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the Offered Securities, including the name or names of any underwriters, dealers or agents, the price of the Offered Securities and the net proceeds to the Company from such sale, any underwriting discounts and commissions or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any public offering price and any discounts and commissions or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is utilized in the sale of any Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be sold directly by the Company to one or more institutional purchasers, or through agents designated by the Company from time to time, at a fixed price, or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities will be named, and any concessions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


     In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Except for Common Shares, each series of Offered Securities will be a new issue with no established trading market. Any underwriters to whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP New York, New York and for any underwriters, dealers or agents by Shearman & Sterling, New York, New York. Members of the firm Morse, Zelnick, Rose & Lander, LLP beneficially own an aggregate of 67,528 Common Shares of the Company.


                                    EXPERTS

     The audited financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP and J. H. Cohn LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated by reference herein, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

================================================================================
No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or the solicitation of any offer to buy any security other than the Common Shares nor do they constitute an offer to sell or a solicitation of any offer to buy
Common Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to its date.

                       --------------------------------

                   TABLE OF CONTENTS


                                                      Page
                                                     -----
                     Prospectus Supplement

Prospectus Supplement Summary ....................    S-3
Price Range of Common Shares .....................    S-7
Dividend Policy ..................................    S-7
Use of Proceeds ..................................    S-8
Capitalization ...................................    S-9
Selected Financial Data ..........................    S-10
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ....................................    S-11
Business .........................................    S-18
 Underwriting ....................................    S-31
Legal Matters ....................................    S-32
Experts ..........................................    S-32

                        Prospectus
Available Information ............................    2
Incorporation of Certain Documents by
   Reference .....................................    2
The Company ......................................    3
Risk Factors .....................................    3
Ratio of Earnings to Fixed Charges ...............   10
Use of Proceeds ..................................   10
Management .......................................   11
Description of Debt Securities ...................   14
Description of Outstanding Capital Stock .........   24
Description of Common Shares .....................   25
Description of Preferred Shares ..................   25
Description of Depositary Shares .................   27
Plan of Distribution .............................   30
Legal Matters ....................................   31
Experts ..........................................   31
================================================================================

                            2,000,000 Common Shares


                              [GRAPHIC OMITTED]

                           COMPLETE MANAGEMENT, INC.







                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------



                      Prudential Securities Incorporated










                               February 9, 1998

================================================================================